Exhibit 10.1

CREDIT AGREEMENT
dated as of
August 8, 2008,
among
QUICKSILVER RESOURCES INC.,
THE LENDERS PARTY HERETO
and
CREDIT SUISSE,
as Administrative Agent

CREDIT SUISSE SECURITIES (USA) LLC
and
J.P. MORGAN SECURITIES INC.,
as Co-Lead Arrangers and Joint Bookrunners
J.P. MORGAN SECURITIES INC.,
as Syndication Agent

[CS&M Ref. No. 05865-651]

i

Exhibits and Schedules

Exhibits:

Exhibit A	—	Form of Assignment and Acceptance
Exhibit B	—	Form of Indemnity, Contribution and Subrogation Agreement
Exhibit C	—	Form of Intercreditor Agreement
Exhibit D	—	Form of Interest Election Request
Exhibit E	—	Form of Perfection Certificate
Exhibit F	—	Form of Pledge Agreement
Exhibit G	—	Form of Security Agreement
Exhibit H	—	Form of Subsidiary Guarantee Agreement
Exhibit I	—	Form of Compliance Certificate

Schedules:

Schedule 2.01	—	Commitments
Schedule 3.09	—	Initial Designated Real Properties
Schedule 3.13	—	Organizational Structure
Schedule 3.14	—	Environmental Matters
Schedule 3.19	—	Existing Hedging Agreements
Schedule 3.20	—	Existing Insurance
Schedule 4.01	—	Certain Existing MLP Subsidiary Indebtedness
Schedule 7.01	—	Existing Indebtedness
Schedule 7.03	—	Existing Permitted Encumbrances
Schedule 7.08	—	Existing Investments
Schedule 7.14	—	Existing Restrictive Agreements

v

     CREDIT AGREEMENT dated as of August 8, 2008, among QUICKSILVER RESOURCES INC., a Delaware corporation (the “Borrower”), the Lenders (as defined in Article I below) and CREDIT SUISSE, Cayman Islands Branch (“Credit Suisse”), as the Administrative Agent.
     WHEREAS, the Borrower intends to acquire (the “Acquisition”) certain producing, leasehold, royalty, midstream and other assets associated with the Barnett Shale formation in Texas pursuant to (a) a purchase and sale agreement dated as of July 3, 2008, among the Borrower, as purchaser, and Nortex Minerals, L.P., Petrus Investment, L.P., Petrus Development, L.P., and Perot Investment Partners, Ltd., as sellers, and (b) a purchase and sale agreement dated as of July 3, 2008, among the Borrower, as purchaser, and Hillwood Oil & Gas, L.P., Burtex Minerals, L.P., Chief Resources, LP, Hillwood Alliance Operating Company, L.P., Chief Resources Alliance Pipeline LLC, Chief Oil & Gas LLC, Berry Barnett, L.P., Collins and Young, L.L.C. and Mark Rollins, as sellers (such purchase and sale agreements, as amended, supplemented or otherwise modified from time to time, being referred to as the “Purchase Agreements”), for an aggregate consideration of $1,000,000,000 in cash and shares of common stock of the Borrower having market value of $307,000,000, in each case as such cash and stock consideration amounts may be adjusted in accordance with the Purchase Agreements (the “Acquisition Consideration”).
     WHEREAS, in connection with the Acquisition, the Borrower has requested the Lenders (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I) to extend credit in the form of Loans to be made on the date hereof, in an aggregate principal amount not in excess of $700,000,000. The proceeds of the Loans are to be used by the Borrower on the date hereof, together with the proceeds of loans under the First Lien U.S. Credit Agreement, solely (a) to pay the cash portion of the Acquisition Consideration and (b) to pay fees and expenses incurred in connection with the Transactions.
     The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:
ARTICLE I
Definitions
     SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
     “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
     “Acquisition” has the meaning given to such term in the introductory statement hereto.
     “Acquisition Consideration” has the meaning given to such term in the introductory statement hereto.

     “Adjusted Consolidated Net Tangible Assets” has the meaning given to the term “Adjusted Consolidated Net Tangible Assets” under the Existing Senior Notes Indenture as in effect on the date hereof, with all references therein to the “Restricted Subsidiaries” being deemed to be references to the Subsidiaries that are Credit Parties. For purposes hereof, the amount of Adjusted Consolidated Net Tangible Assets at any time shall be the amount thereof as of such time determined in accordance with this definition.
     “Adjusted Eurodollar Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to (a) the Eurodollar Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
     “Administrative Agent” means Credit Suisse, in its capacity as administrative agent and collateral agent hereunder and under the other Loan Documents, and its successors and assigns in such capacity as provided in Article IX. It is understood that the term “Administrative Agent” refers to such agent acting, among other things, in its capacity as the collateral agent under the Loan Documents, and that references in any Security Document to the term “Collateral Agent” shall be construed to have the same meaning and effect as if such references were to the term “Administrative Agent”.
     “Administrative Agent Fee Letter” means that certain letter agreement dated July 17, 2008, among the Borrower, Credit Suisse and Credit Suisse Securities (USA) LLC.
     “Administrative Questionnaire” means an Administrative Questionnaire to be delivered by the Lenders to the Administrative Agent, in a form supplied by the Administrative Agent.
     “Advance Payment” has the meaning given to such term in the definition of the term “Advance Payment Contract”.
     “Advance Payment Contract” means any contract whereby any Credit Party either (a) receives or becomes entitled to receive (either directly or indirectly) any payment (each, an “Advance Payment”) to be applied toward payment of the purchase price of Hydrocarbons produced or to be produced from any Oil and Gas Property of any Credit Party, and which Advance Payment is, or is to be, paid in advance of actual delivery of such production to or for the account of the purchaser, regardless of such production, and is, or is to be, applied as payment in full or in part for such production when sold and delivered, or (b) grants an option or right of refusal to the purchaser to take delivery of such production in lieu of payment; provided, that the term “Advance Payment Contract” shall not include any Gas Balancing Agreement.
     “Affiliate” of any Person means any Person directly or indirectly Controlled by, Controlling or under common Control with such first Person. For purposes of this definition, any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to “Control” (including, with its correlative meanings, “Controlled by” and “under common Control with”) such corporation or other Person.
     “Agreement” means this Credit Agreement.

     “Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) 4.25%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be. If the Administrative Agent shall have determined (which determination shall be conclusive and binding, absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition of such term, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist.
     “Applicable Lending Office” means, for each Lender and for each Type of Loan, such office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify in writing to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and/or maintained.
     “Applicable Margin” means, for any day, (a) with respect to any Eurodollar Loan, 4.50% per annum, and (b) with respect to any ABR Loan, 3.50% per annum, in each case plus an Incremental Applicable Margin, if any, applicable on such day.
     “Approved Engineer” means (a) Schlumberger Data and Consulting Services, (b) LaRoche Petroleum Consultants Limited and (c) any other reputable firm of independent petroleum engineers or independent petroleum consultants expert in the matters required to be performed in connection with the preparation and delivery or auditing of a Reserve Report, in each case under this clause (c), selected by the Borrower and reasonably satisfactory to the Administrative Agent.
     “Arrangers” means Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc., in their capacities as co-lead arrangers and joint bookrunners for the credit facility provided for herein.
     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any Person whose consent is required by Section 10.04), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.
     “Authorized Officer” means, as to any Person, its Chief Executive Officer, its President, its Chief Financial Officer, its Vice President-Treasurer, its Assistant Treasurer, its Vice President-General Counsel, its Vice President-Controller or any other officer specified as such to the Administrative Agent in writing by any of the aforementioned officers of such Person or by resolution from the board of directors or similar governing body of such Person.
     “BBEP” means BreitBurn Energy Partners L.P., a Delaware limited partnership.
     “BBEP Common Units” means Common Units of BBEP, and shall include any securities into or for which such Common Units are reclassified, converted or exchanged in connection with (a) a consolidation, merger, reorganization or other business combination transaction to which BBEP is a party and in which BBEP is the continuing or surviving Person or (b) a transfer of all or substantially all of the assets of BBEP.
     “BBEP Fair Market Value”, as of the last day of any Fiscal Quarter, means the product of (a) the average per share closing price of BBEP Common Units, as reported on the NASDAQ Global Select Market (or, if not the NASDAQ Global Select Market, the principal securities exchange or inter-dealer quotation system on which the Common Units are listed or quoted for trading at such time), for each of the trading days during such Fiscal Quarter (provided, that if, on such day, BBEP Common Units are not listed or quoted for trading on any nationally recognized securities exchange or inter-dealer quotation system in the United States, such average per share closing price shall be deemed to be zero); and (b) the number of BBEP Common Units owned by the Borrower or any other Loan Party on such day.
     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
     “Borrower” has the meaning given to such term in the preamble hereto.
     “Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
     “Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be in a form reasonably acceptable to the Administrative Agent.
     “Business Day” means any day that is not a Saturday, Sunday or a United States federal holiday or any other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.
     “Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP. For purposes of this Agreement, the amount of any Capital Lease Obligation shall be the capitalized amount thereof, determined in accordance with GAAP.
     “Casualty Event” means any loss, casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property of the Borrower or any other Credit Party.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et. seq., as amended from time to time.
     “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement, or (c) compliance by any Lender (or, for purposes of Section 2.14(b), by any Applicable Lending

Office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
     “Change of Control” means the occurrence, after the date hereof, of any of the following events: (a) any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), other than the Darden Group, shall have acquired ownership, directly or indirectly, beneficially or of record, of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors or the stockholders of the Borrower nor (ii) appointed by directors a majority of whom was so nominated; or (c) the occurrence of a “Change of Control” as defined in any Existing Notes Indenture, for so long as any Existing Notes shall be outstanding under such Existing Notes Indenture, or any “change of control” (or similar event, however denominated) with respect to the Borrower under and as defined in any other indenture or other agreement or instrument evidencing or governing the rights of the holders of any Material Indebtedness of the Borrower or any other Credit Party (other than any First Lien Permitted Indebtedness), where the occurrence of such a “change of control” or similar event constitutes, or upon the giving of notice, the lapse of time or both would constitute, a “default” or an “event of default” thereunder, or shall require, or upon the giving of notice, the lapse of time or both would require, that any payment, purchase, repurchase, redemption or defeasance of such Material Indebtedness be made, or be offered to be made, as a result thereof.
     “Closing Date” means the date on which the conditions specified in Article IV are satisfied (or waived in accordance with Section 10.02).
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Collateral” means any and all assets on which Liens are purported to be granted pursuant to the Security Documents as security for the Term Obligations.
     “Collateral and Guarantee Requirement” means, at any time, the requirement that:
     (a) the Administrative Agent shall have received from the Borrower and each other Designated Credit Party either (i) a counterpart of the Security Agreement, the Pledge Agreement, the Indemnity, Contribution and Subrogation Agreement, the Intercreditor Agreement and, other than in the case of the Borrower, the Subsidiary Guarantee Agreement, in each case duly executed and delivered on behalf of such Person, or (ii) in the case of any Person that becomes a Designated Credit Party after the date hereof, instruments in the form or forms specified in the Security Agreement, the Pledge Agreement, the Indemnity, Contribution and Subrogation Agreement, the Subsidiary Guarantee Agreement and the Intercreditor Agreement under which such Designated Credit Party becomes a party thereto, in each case duly executed and delivered on behalf of such Person;

     (b) all Equity Interests owned by any Loan Party shall have been pledged pursuant to the Pledge Agreement (provided that the Loan Parties shall not be required to pledge more than 65% of the outstanding voting Equity Interests of any Foreign Subsidiary), and the Administrative Agent (or its agent or bailee) shall, to the extent required by the Pledge Agreement, have received certificates or other instruments representing all such Equity Interests that are Equity Interests in a Subsidiary (other than an Inactive Subsidiary) and all such other Equity Interests as are certificated, in each case, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;
     (c) all Indebtedness of the Borrower or any Subsidiary that is owing to any Loan Party (other than any such Indebtedness of any MLP Subsidiary in the form of advances that do not constitute obligations for borrowed money) shall have been evidenced by a promissory note (which shall be in form and substance satisfactory to the Borrower) and shall have been pledged pursuant to the Security Agreement, and the Administrative Agent (or its agent or bailee) shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;
     (d) the Administrative Agent shall have received, with respect to each Designated Real Property, (i) counterparts of a Mortgage duly executed and delivered by the record owner or lessee of such Designated Real Property, (ii) an opinion of counsel, addressed to the Administrative Agent and each Lender and in form and substance reasonably satisfactory to the Administrative Agent, with respect to the enforceability and validity of the Mortgage thereon and any related fixture filings and (iii) all such other items as the Administrative Agent shall reasonably deem necessary to create and evidence a valid and perfected second priority mortgage Lien and provide appropriate notice and filing of such Lien on such Designated Real Property, subject only to Permitted Encumbrances;
     (e) all documents and instruments, including UCC financing statements, required by applicable law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording, and all filing, recording and similar fees and Taxes payable in connection with the foregoing shall have been paid or provided for in a manner reasonably satisfactory to the Administrative Agent; and
     (f) each Designated Credit Party shall have obtained all material consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is or is intended to be a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder (it being understood that the foregoing shall not require any Designated Credit Party to seek consent to assignment under any of its agreements, licenses or permits that contains a restriction on the assignment of, or the creation of a security interest in, its rights thereunder).

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of legal opinions or other deliverables with respect to, particular assets of the Designated Credit Parties if, and for so long as the Administrative Agent, in consultation with the Borrower, determines that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such legal opinions or other deliverables in respect of such assets, shall be excessive in view of the benefits to be obtained by the Lenders therefrom. The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of legal opinions or other deliverables with respect to particular assets (including delivery of certificates representing pledged Equity Interests) or the provision of any Guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort, expense or other burden by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.
     “Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder, expressed as an amount representing the maximum principal amount of the Loans to be made by such Lender, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01. The initial aggregate principal amount of the Commitments of the Lenders is $700,000,000.
     “Confidential Information Memorandum” means the Confidential Information Memorandum dated July 2008, relating to the credit facility provided for herein.
     “Consolidated Current Assets” means, at any time, the sum of (a) the current assets of the Borrower and the Subsidiaries at such time, determined on a consolidated basis in accordance with GAAP, but excluding (i) current assets of any Person that is not a Credit Party, (ii) current assets resulting from the application of SFAS 133 to any Hedging Agreement and (iii) current assets resulting from the application of SFAS 143, plus (b) the First Lien Global Availability at such time.
     “Consolidated Current Liabilities” means, at any time, the sum of the current liabilities of the Borrower and the Subsidiaries at such time, determined on a consolidated basis in accordance with GAAP, but excluding (a) current liabilities of any Person that is not a Credit Party, except to the extent such liabilities constitute liabilities of a Credit Party (including pursuant to a Guarantee), (b) current liabilities resulting from the application of SFAS 133 to any Hedging Agreement, (c) current liabilities resulting from the application of SFAS 143 and (d) the current portion of any Long Term Debt at such time.
     “Consolidated EBITDAX” means, for any period, the Consolidated Net Income for such period, plus, without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (a) any income, sales or franchise Taxes for such period, (b) the Consolidated Net Interest Expense for such period, (c) depreciation, depletion and amortization expense for such period, (d) any unusual or non-recurring non-cash expenses or losses for such period (including, whether or not set forth as a separate item in the statement of income, non-cash losses on sales of assets outside of the ordinary course of business), (e) other non-cash charges for such period and (f) costs and expenses for such period associated with seismic, geological and geophysical services performed in connection with, and attributable to, oil and gas exploration; provided that any cash payment made with respect to any non-cash items added back in computing Consolidated EBITDAX for any prior period pursuant to this definition shall be subtracted in computing Consolidated EBITDAX for the period in which such cash payment is made.
     “Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, but excluding, without duplication, (a) the income of any Person that is not a Credit Party, except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to the Borrower or, subject to clause (b) below, any other Credit Party, (b) the income of, and any amounts referred to in clause (a) above paid to, any Credit Party (other than a Loan Party) if and to the extent the declaration or payment of cash dividends or similar cash distributions by such Credit Party of such income or such other amounts is not, on the date of determination, permitted without any prior approval of any Governmental Authority that has not been obtained or by the operation of the terms of the Organic Documents of such Credit Party, any agreement or other instrument binding upon such Credit Party or any law applicable to such Credit Party (other than any corporate, limited liability company, partnership or similar law limiting dividends and similar distributions that is generally applicable to Persons incorporated or organized under such law), unless such restrictions with respect to the payment of cash dividends and other similar cash distributions has been legally and effectively waived, (c) any after-tax gains attributable to asset dispositions, (d) any non-cash gains, losses or charges resulting from the application of SFAS 133 to any Hedging Agreement, (e) any non-cash gains, losses or charges resulting from the application of SFAS 143 or SFAS 144, (f) any after-tax extraordinary gains (net of extraordinary losses for such period) and (g) non-cash nonrecurring gains.
     “Consolidated Net Interest Expense” means, for any period, (a) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, but excluding any interest expense attributable to obligations of any Person that is not a Credit Party except where such obligations constitute obligations of a Credit Party (including pursuant to a Guarantee), minus (b) the interest income of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, but excluding the interest income of any Person that is not a Credit Party (except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to the Borrower or any other Credit Party).
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, but not solely by being an officer or director of that Person. “Controlling” and “Controlled” have meanings correlative thereto.
     “Credit Parties” means, collectively, (a) the Borrower, (b) the Subsidiary Guarantors, (c) Quicksilver Canada and each other Subsidiary that is an obligor (including pursuant to a Guarantee) under any First Lien Permitted Facility, (d) each other Subsidiary that is a “Loan

Party” under, and as defined in, any First Lien Credit Agreement or any successor definitive documentation governing any First Lien Permitted Facility (or a term connoting a meaning substantially similar to that connoted by the term “Loan Party” under any First Lien Credit Agreement as of the date hereof) and (e) each other Subsidiary that is not (i) an MLP Subsidiary or (ii) a Subsidiary that has been designated as, or otherwise constitutes, an “Unrestricted Subsidiary” under each indenture governing any issued and outstanding notes of the Borrower or any Subsidiary that permits designation of Subsidiaries as “Unrestricted Subsidiaries” (including, for so long as the Existing Senior Notes or the Existing Subordinated Notes shall be outstanding, the Existing Senior Notes Indenture and the Existing Subordinated Notes Indenture).
     “Credit Suisse” has the meaning given to such term in the preamble hereto.
     “Darden Group” means, collectively, the estate of Frank Darden, Lucy Darden, Anne Darden Self, Glenn Darden and Thomas Darden, and their respective heirs, beneficiaries, trusts, estates and controlled Affiliates (including, for so long as such Persons constitute such controlled Affiliates, Mercury Exploration, Mercury Production, QELP, The Discovery Fund, Pennsylvania Avenue Limited Partnership and Pennsylvania Management Company).
     “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
     “Designated Credit Parties” means, collectively, (a) the Borrower, (b) the Subsidiary Guarantors and (c) each other Domestic Subsidiary that is an obligor (including pursuant to a Guarantee), or is required to become an obligor pursuant to a Guarantee, under any First Lien Permitted Facility or any of the Existing Notes (or any Refinancing Indebtedness in respect thereof).
     “Designated Real Properties” means (a) each Real Property of any Designated Credit Party that is located in the United States and subject to a mortgage Lien securing any obligation under any First Lien Permitted Facility and (b) such other Oil and Gas Properties of the Designated Credit Parties that are Real Properties located in the United States as are at any time required to constitute “Designated Real Properties” in order for the Mortgaged Property Requirement to be satisfied as of such time.
     “Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.
     “Engagement Letter” means that certain Engagement Letter dated July 17, 2008, by and among the Borrower, Credit Suisse, Credit Suisse Securities (USA) LLC, JPMorgan Chase Bank, N.A., and J.P. Morgan Securities Inc.
     “Environmental Complaint” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other communication from any federal, state or municipal Governmental Authority or any other Person against any Credit Party involving (a) a Hazardous Discharge from, onto or about any real property owned, leased or operated at any time by any Credit Party, (b) a Hazardous Discharge caused, in whole or in part, by any Credit Party, or by any Person acting on behalf of or at the instruction of any Credit Party, or (c) any violation of any Environmental Law by any Credit Party.

     “Environmental Laws” means any and all applicable Governmental Rules pertaining to health (with respect to exposure to Hazardous Materials) or the environment in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting or at any time has conducted business, or where any property of the Borrower or any Subsidiary is located, including OPA, the Clean Air Act, as amended, CERCLA, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Environmental Protection and Enhancement Act, R.S.A. 2000, c. E-12, as amended, the Canadian Environmental Protection Act, 1999. S.C. 1999. c. 33, as amended, and other environmental conservation or protection laws. The term “oil” shall have the meaning specified in OPA; the term “release” (or “threatened release”) shall have the meaning specified in CERCLA; and the term “disposal” (or “disposed”) shall have the meaning specified in RCRA; provided, however, that (i) in the event any of OPA, CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment, and (ii) to the extent the laws of the state, province or territory in which any property of the Borrower or any Subsidiary is located establish a meaning for “oil”, “release”, or “disposal” which is broader than that specified in either OPA, CERCLA or RCRA, such broader meaning shall apply.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of the Subsidiaries resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract or agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Interests” means, with respect to any Person, shares of the capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in such Person, or any warrants, options or other rights to acquire any of the foregoing.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the rules, regulations and interpretations thereunder, in each case as in effect from time to time.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any other Credit Party, is treated as a single employer under Section 414 (b) or 414 (c) of the Code or Section 4001(b)(1) of ERISA, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

     “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.
     “Eurodollar Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the applicable British Bankers’ Association LIBOR rate for deposits in U.S. Dollars as reported by any generally recognized financial information service at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period; provided that, if no such British Bankers’ Association LIBOR rate is available to the Administrative Agent, the applicable Eurodollar Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the average of the rates per annum at which deposits in U.S. Dollars, in the approximate amount of such Borrowing and for a period equal to such Interest Period, are offered to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the first day of such Interest Period; provided further that, if the Eurodollar Rate determined as provided above with respect to any Eurodollar Borrowing for any Interest Period would be less than 3.25% per annum, then the Eurodollar Rate with respect to such Eurodollar Borrowing for such Interest Period shall be deemed to be 3.25% per annum.
     “Event of Default” has the meaning given to such term in Section 8.01.
     “Excess Available Cash” means, at any time, the excess, if any, of (a) the proceeds of borrowings under the First Lien Permitted Facilities made within 45 days prior to such time over (b) the portion of such proceeds that has been used, or is reasonably expected by the Borrower to be used within 46 days after such time, by the Borrower and the other Credit Parties for working capital and other general corporate purposes.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is or was organized or in which its principal office is or was located or, in the case of any Lender, in which its Applicable Lending Office is or was located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the recipient is or was located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new Applicable Lending Office) or is attributable to such Foreign Lender’s failure to comply with Section 2.16(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Applicable Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16.

     “Existing Convertible Debentures” means the 1.875% Convertible Subordinated Debentures due 2024 of the Borrower and the Indebtedness represented thereby.
     “Existing Convertible Debentures Documents” means the Existing Convertible Debentures, the Existing Convertible Debentures Indenture and all promissory notes, guarantees and other documents, instruments and agreements executed and delivered pursuant to the Existing Convertible Debentures Indenture or otherwise pertaining to the Existing Convertible Debentures.
     “Existing Convertible Debentures Indenture” means that certain Indenture dated as of November 1, 2004, between the Borrower and The Bank of New York Mellon Trust Company, N.A. (as successor in interest), as trustee (or any other successor trustee).
     “Existing Notes” means the Existing Convertible Debentures, the Existing Senior Notes and the Existing Subordinated Notes.
     “Existing Notes Documents” means the Existing Convertible Debentures Documents, the Existing Senior Notes Documents and the Existing Subordinated Notes Documents.
     “Existing Notes Indentures” means the Existing Convertible Debentures Indenture, the Existing Senior Notes Indenture and the Existing Subordinated Notes Indenture.
     “Existing Senior Notes” means the 8 1/4% Senior Notes due 2015 of the Borrower and the Indebtedness represented thereby.
     “Existing Senior Notes Documents” means the Existing Senior Notes, the Existing Senior Notes Indenture and all promissory notes, guarantees and other documents, instruments and agreements executed and delivered pursuant to the Existing Subordinated Notes Indenture evidencing, guaranteeing or otherwise pertaining to the Existing Senior Notes, other than any Security Documents.
     “Existing Senior Notes Indenture” means that certain Indenture dated as of December 22, 2005, between the Borrower and The Bank of New York Mellon Trust Company, N.A. (as successor in interest), as trustee (or any other successor trustee), as supplemented by (a) the Fifth Supplemental Indenture dated as of June 27, 2008, and (b) the Sixth Supplemental Indenture dated as of July 10, 2008.
     “Existing Subordinated Notes” means the 7-1/8% Senior Subordinated Notes due 2016 of the Borrower and the Indebtedness represented thereby.
     “Existing Subordinated Notes Documents” means the Existing Subordinated Notes, the Existing Subordinated Notes Indenture and all promissory notes, guarantees and other documents, instruments and agreements executed and delivered pursuant to the Existing Subordinated Notes Indenture evidencing, guaranteeing or otherwise pertaining to the Existing Subordinated Notes.
     “Existing Subordinated Notes Indenture” means that certain Indenture dated as of December 22, 2005, between the Borrower and The Bank of New York Mellon Trust Company,

N.A. (as successor in interest), as trustee (or any successor trustee), as supplemented by (a) the First Supplemental Indenture dated as of March 16, 2006, (b) the Second Supplemental Indenture dated as of July 31, 2006, (c) the Third Supplemental Indenture dated as of September 26, 2006, and (d) the Fourth Supplemental Indenture dated as of October 31, 2007.
     “Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole reasonable discretion.
     “Financial Officer” of any Person means its Chief Financial Officer; provided, that if no Person serves in such capacity, the term “Financial Officer” shall mean the highest ranking executive officer of such Person with responsibility for accounting, financial reporting, cash management and similar functions.
     “First Lien Canadian Credit Agreement” means the Amended and Restated Credit Agreement dated as of February 9, 2007, among Quicksilver Canada, as borrower, the lenders party thereto, BNP Paribas and Bank of America, N.A., as co-global syndication agents, Fortis Capital Corp., The Bank of Nova Scotia and Deutsche Bank Trust Company Americas, as co-global documentation agents, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian administrative agent, and JPMorgan Chase Bank, N.A., as global administrative agent, as heretofore amended, including pursuant to the First Lien Fifth Amendment.
     “First Lien Credit Agreements” means the First Lien U.S. Credit Agreement and the First Lien Canadian Credit Agreement.
     “First Lien Event of Default” has the meaning given to such term in Section 8.01(f).
     “First Lien Fifth Amendment” means the amendment, waiver or other modification of the First Lien Credit Agreements or other First Lien Loan Documents entered into in connection with the Acquisition to, among other things, permit under each First Lien Credit Agreement the borrowing of the Loans hereunder.
     “First Lien Global Availability” means, at any time, the amount by which (a) the lower of (i) the aggregate amount of the First Lien Combined Commitments (whether used or unused) in effect at such time and (ii) the amount of the First Lien Global Borrowing Base as in effect at such time exceeds (b) the aggregate First Lien Combined Credit Exposure under the First Lien Permitted Facilities at such time. For purposes of this definition, (A) the term “First Lien Combined Credit Exposure” has the meaning given to the term “Combined Credit Exposure” under the First Lien Credit Agreements (or, in respect of any successor definitive documentation governing any First Lien Permitted Facility, a term connoting a meaning substantially similar to that connoted by the term “Combined Credit Exposure” under the First Lien Credit Agreements as of the date hereof) and (B) the term “First Lien Combined Commitments” has the meaning given to the term “Combined Commitments” under the First Lien Credit Agreements (or, in respect of any successor definitive documentation governing any First Lien Permitted Facility, a term connoting a meaning substantially similar to that connoted by the term “Combined Commitments” under the First Lien Credit Agreements as of the date hereof).
     “First Lien Global Borrowing Base” has the meaning given to the term “Global Borrowing Base” in the First Lien Credit Agreements (or, in respect of any successor definitive documentation governing any First Lien Permitted Facility, a term connoting a meaning substantially similar to that connoted by the term “Global Borrowing Base” under the First Lien Credit Agreements as of the date hereof).
     “First Lien Hedging Obligations” means Hedging Obligations that are guaranteed and/or secured pursuant to the First Lien Loan Documents or any successor definitive documentation for the First Lien Permitted Facilities.
     “First Lien Loan Documents” has the meaning given to the term “Combined Loan Documents” under the First Lien Credit Agreements.
     “First Lien Permitted Facility” means any credit facility referred to in Section 7.01(c) pursuant to which any First Lien Permitted Indebtedness is outstanding.
     “First Lien Permitted Indebtedness” has the meaning given to such term in Section 7.01(c).
     “First Lien U.S. Borrowing Base” has the meaning given to the term “U.S. Global Borrowing Base” in the First Lien U.S. Credit Agreement (or, in respect of any successor definitive documentation governing any First Lien Permitted Facility, a term connoting a meaning substantially similar to that connoted by the term “U.S. Global Borrowing Base” under the First Lien U.S. Credit Agreement as of the date hereof).
     “First Lien U.S. Credit Agreement” means the Amended and Restated Credit Agreement dated as of February 9, 2007, among the Borrower, the lenders party thereto, BNP Paribas and Bank of America, N.A., as co-global syndication agents, Fortis Capital Corp., The Bank of Nova Scotia and Deutsche Bank Trust Company Americas, as co-global documentation agents, and JPMorgan Chase Bank, N.A., as global administrative agent, as heretofore amended, including pursuant to the First Lien Fifth Amendment.
     “Fiscal Quarter” means a three month period ending on March 31, June 30, September 30 or December 31 of any Fiscal Year. Unless otherwise indicated herein, each reference to the term “Fiscal Quarter” shall mean a Fiscal Quarter of the Borrower.
     “Fiscal Year” means a twelve month period ending on December 31. Unless otherwise indicated herein, each reference to the term “Fiscal Year” shall mean a Fiscal Year of the Borrower.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States.

     “Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States.
     “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
     “Gas Balancing Agreement” means any agreement or arrangement whereby any Credit Party, or any other Person having an interest in any Hydrocarbons to be produced from Mineral Interests in which any Credit Party owns an interest, has a right to take more than its proportionate share of production therefrom.
     “Governmental Approval” means (a) any authorization, consent, approval, license, ruling, permit, tariff, rate, certification, waiver, exemption, filing, variance, claim, order, judgment or decree of or with any Governmental Authority, (b) any required notice to any Governmental Authority, (c) any declaration of or with any Governmental Authority or (d) any registration by or with any Governmental Authority.
     “Governmental Authority” means the government of the United States of America, Canada, any other nation or any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Governmental Rule” means any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement, directive or other governmental restriction or binding form of decision of or determination by, or binding interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereafter in effect.
     “Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person, and includes, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions, by “comfort letter” or other similar undertaking of support or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include (i) endorsements of instruments for collection or deposit in the ordinary course of business or (ii) indemnities given in connection with asset sales or otherwise provided in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as a verb shall have correlative meanings.
     “Hazardous Discharge” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of any

Hazardous Material from or onto any real property owned, leased or operated at any time by any Loan Party or any real property owned, leased or operated by any other Person.
     “Hazardous Material” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law, and any petroleum, petroleum products or petroleum distillates and associated oil or natural gas exploration, production and development wastes that are not exempted or excluded from being defined as “hazardous substances”, “hazardous materials”, “hazardous wastes” and “toxic substances” under such Environmental Laws.
     “Hedging Agreement” means any agreement, instrument, arrangement or schedule or supplement thereto evidencing any Hedging Transaction.
     “Hedging Obligations” means, with respect to any Person, all obligations and liabilities (including obligations and liabilities of such Person arising in connection with or as a result of early or premature termination of a Hedging Agreement or Hedging Transaction, whether or not occurring as a result of a default thereunder) of such Person under a Hedging Agreement or Hedging Transaction.
     “Hedging Transaction” means any financial derivative transaction, including any commodity, interest rate, currency or other derivative, swap, option, collar, futures contract or other contract pursuant to which a Person hedges risks related to commodity prices, interest rates, currency exchange rates, securities prices or financial market conditions.
     “Highest Lawful Rate” has the meaning given to such term in Section 10.13.
     “Hydrocarbons” means, collectively, oil, gas, casinghead gas, drip gasolines, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith, and all products, by-products and all other substances refined, separated, settled or derived therefrom or the processing thereof, and all other minerals and substances, including liquefied petroleum gas, natural gas, kerosene, sulphur, lignite, coal, uranium, thorium, iron, geothermal steam, water, carbon dioxide, helium, and any and all other minerals, ores, or substances of value, and the products and proceeds therefrom, including all gas resulting from the in-situ combustion of coal or lignite.
     “Immaterial Title Deficiencies” means minor defects in title that do not secure the payment of money, have no material adverse effect on the operation of the subject property and do not diminish by more than 2.0% the Proved PV-10 Value of the Proved Mineral Interests attributable to the Oil and Gas Properties of the Credit Parties, as set forth in the most recent Reserve Report delivered pursuant hereto.
     “Inactive Subsidiary” means, at any time, any Subsidiary that at such time (a) does not conduct any business operations, (b) has assets with a book value not in excess of $10,000 and (c) does not have any Indebtedness outstanding.

     “Incremental Applicable Margin” means (a) prior to the Initial Incremental Applicable Margin Date, zero, and (b) on and after the Initial Incremental Applicable Margin Date, (i) 0.25% per annum plus (ii) on each Subsequent Incremental Applicable Margin Date, an additional 0.25% per annum. For purposes of this definition, the term “Initial Incremental Applicable Margin Date” means the day immediately following the second anniversary of the date hereof, and the term “Subsequent Incremental Applicable Margin Date” means (A) the day that is the numerically corresponding day to the Initial Incremental Applicable Margin Date in the calendar month that is three months after the Initial Incremental Applicable Margin Date (or if there is no such numerically corresponding day, the calendar day immediately succeeding the day that would have been a numerically corresponding day) and (B) each other day that is the numerically corresponding day to the day determined pursuant to clause (A) above (or, after the first determination thereof, the most recent day determined pursuant to this clause (B)) in the calendar month that is three months after the day so determined (or if there is no such numerically corresponding day, the calendar day immediately succeeding the day that would have been a numerically corresponding day).
     “Indebtedness” of any Person means (without duplication): (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all other indebtedness of such Person on which interest charges are customarily paid or accrued, (d) all Capital Lease Obligations of such Person (other than oil and gas leases entered into in the ordinary course of business), (e) all Guarantees by such Person of Indebtedness of others, (f) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (other than any guarantees of performance of non-payment obligations), (g) all obligations, contingent or otherwise, of such Person under bankers’ acceptances or surety or other bonds issued for the account of such Person, (h) any amount owed by such Person representing the deferred purchase price of property or services (other than (i) accounts payable incurred in the ordinary course of business and which have not been outstanding for more than 90 days past the applicable due date or, if outstanding beyond such date, are being contested in good faith and such Person has established appropriate reserves, if any, as required in conformity with GAAP, (ii) deferred compensation and (iii) any purchase price adjustment, earnout or deferred payment of a similar nature incurred in connection with an acquisition (but only to the extent no payment has at the time accrued pursuant to such purchase price adjustment, earnout or deferred payment obligation)), (i) all Indebtedness of others secured by a Lien on any property owned by such Person, regardless of whether the Indebtedness secured thereby shall have been assumed by such Person, (j) all obligations under operating leases that (i) require such Person or its Affiliate to make payments over the term of such lease, including payments at termination, based on the purchase price or appraisal value of the property subject to such lease plus a marginal interest rate and (ii) are used primarily as a financing vehicle for such property, (k) the undischarged balance of any Production Payment created by such Person or for the creation of which such Person directly or indirectly received payment, to the extent such Production Payment would be reflected as indebtedness on a consolidated balance sheet of such Person prepared in accordance with GAAP, (l) net liabilities of such Person under all Hedging Obligations determined in accordance with GAAP and (m) all liability of such Person as a general partner of a partnership for obligations of such partnership of the nature described in clauses (a) through (l) above.
     “Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

     “Indemnitee” has the meaning given to such term in Section 10.03(b).
     “Indemnity, Contribution and Subrogation Agreement” means the Indemnity, Contribution and Subrogation Agreement among the Borrower, the other Loan Parties and the Administrative Agent, substantially in the form of Exhibit B, together with all supplements thereto.
     “Initial Reserve Report” means, collectively, (a) the reserve report prepared by Schlumberger Data and Consulting Services dated January 24, 2008, evaluating as of December 31, 2007, the Proved Mineral Interests attributable to the Oil and Gas Properties of the Credit Parties located in the United States, (b) the reserve report prepared by LaRoche Petroleum Consultants Limited dated January 24, 2008, evaluating as of December 31, 2007, the Proved Mineral Interests attributable to Oil and Gas Properties of the Credit Parties located in Canada, (c) the reserve report prepared by the Borrower’s internal engineers dated July 29, 2008, evaluating as of June 30, 2008, the Proved Mineral Interests attributable to the Oil and Gas Properties of the Credit Parties located in the United States, and (d) the reserve report prepared by Schlumberger Data and Consulting Services dated August 7, 2008, evaluating as of July 31, 2008, the Proved Mineral Interests attributable to the Oil and Gas Properties to be acquired by the Credit Parties in the Acquisition.
     “Intercreditor Agreement” means an Intercreditor Agreement among the Borrower, the Subsidiary Guarantors, the First Lien Collateral Agent (as defined therein) and the Administrative Agent, substantially in the form of Exhibit C, with such modifications thereto as are expressly authorized under Section 10.16.
     “Interest Election Request” means a written or telephonic request by an Authorized Officer of the Borrower to convert or continue a Borrowing in accordance with Section 2.05, which if written shall be in substantially the form of Exhibit D or any other form approved by the Administrative Agent.
     “Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
     “Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if agreed to by each Lender, nine or twelve months) thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last

Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Eurodollar Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “Investment” means, with respect to any Person, any loan, advance or other extension of credit to, any Guarantee of any Indebtedness or other payment obligation of, any capital contribution to, any investment in or purchase of the Equity Interests or other securities of, or interests in, any other Person.
     “Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party to this Agreement pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.
     “Lien” means (a) any lien, charge or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment, bailment or margin account for security purposes, (b) Production Payments and the like which constitute Indebtedness and are payable out of Oil and Gas Properties or (c) reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting title to property. For the purposes of this Agreement, the Borrower and the other Credit Parties shall be deemed to own subject to a Lien any asset which is acquired or held subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
     “Liquidity Amount” means, at any time, the sum of (a) the First Lien Global Availability at such time and (b) the Excess Available Cash at such time.
     “Loan Documents” means this Agreement, the Security Documents, the Subsidiary Guarantee Agreement, the Indemnity, Contribution and Subrogation Agreement, the Intercreditor Agreement and any promissory notes delivered pursuant to Section 2.07(e).
     “Loan Parties” means the Borrower and the Subsidiary Guarantors.
     “Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
     “Long Term Debt” means Indebtedness which matures more than one year from the date it is incurred, or which can be extended at the option of the obligor(s) to a date more than one year from the date it is incurred.
     “Material Adverse Effect” means a material and adverse effect on (a) the financial condition, business, operations, properties or assets of (i) the Borrower and the Subsidiaries, taken as a whole, or (ii) the Borrower and the other Credit Parties, taken as a whole, (b) the validity and enforceability of this Agreement or any other Loan Document, (c) the perfection or priority of any material Lien purported to be created by any Security Document or (d) the right or ability of the Loan Parties to fully, completely and timely pay and perform their obligations under the Loan Documents.

     “Material Agreement” means, as to any Person, any material written or oral agreement or contract to which such Person is a party, by which such Person is bound or to which any material assets of such Person are subject, and which is not cancelable by such Person upon notice of 30 days or less without liability for further payment other than nominal penalty.
     “Material Gas Imbalance” means, with respect to all Gas Balancing Agreements to which any Credit Party is a party or by which any Credit Party is bound, or to which any Oil and Gas Property of any Credit Party is subject, a net negative gas imbalance in the aggregate for the Credit Parties in excess of one half bcf of gas (on an mcf equivalent basis).
     “Material Indebtedness” means Indebtedness (other than the Loans), or Hedging Obligations, of any one or more of the Borrower and the other Credit Parties in a principal amount of $16,500,000 or more individually or $36,000,000 or more in the aggregate. For purposes of determining Material Indebtedness, the “principal amount” of the Hedging Obligations in respect of any Hedging Agreement or Hedging Transaction at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Credit Parties would be required to pay if such Hedging Agreement or such Hedging Transaction were terminated at such time.
     “Maturity Date” means the fifth anniversary of the date hereof.
     “Mercury Exploration” means Mercury Exploration Company, a Texas corporation.
     “Mercury Production” means Mercury Production Company, a Texas corporation.
     “Midstream Assets” means oil and gas pipelines, gathering systems, processing and storage facilities and other assets in the midstream portion of the energy commodity supply chain.
     “Mineral Interests” means all rights, estates, titles and interests in and to oil and gas leases and any oil and gas interests, royalty and overriding royalty interests, production payments, net profits interests, oil and gas fee interests and other rights therein, including any reserved, residual, reversionary or carried interests relating to the foregoing, together with rights, titles and interests created by or arising under the terms of any unitization, communization, and pooling agreements or arrangements, and all properties, rights and interests covered thereby, whether arising by contract, order or operation of Governmental Rules, which now or hereafter include all or any part of the foregoing.
     “Minimum Liquidity Amount” means, at any time, the greater of (a) 10.0% of the First Lien Global Borrowing Base at such time and (b) $100,000,000.
     “MLP” means Quicksilver Gas Services LP, a Delaware limited partnership.
     “MLP Gathering and Processing Agreement” means that certain Fifth Amended and Restated Cowtown Gas Facilities Gas Gathering and Processing Agreement, dated as of August 10, 2007, among the Borrower, Cowtown Pipeline Partners L.P., a Texas limited partnership, and Cowtown Gas Processing Partners L.P., a Texas limited partnership.

     “MLP GP” means Quicksilver Gas Services GP LLC, a Delaware limited liability company.
     “MLP Holdings” means Quicksilver Gas Services Holdings LLC, a Delaware limited liability company.
     “MLP Omnibus Agreement” means that certain Omnibus Agreement, dated as of August 10, 2007, among MLP GP, MLP, Quicksilver Gas Services Operating LLC, a Delaware limited liability company, and the Borrower.
     “MLP Subsidiaries” means, collectively, (a) MLP Holdings, (b) MLP GP, (c) MLP and (d) any Subsidiary of MLP.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.
     “Mortgage” means a mortgage, deed of trust, assignment of production, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Real Property to secure the Term Obligations. Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent.
     “Mortgaged Property” means any Designated Real Property with respect to which a Lien has been granted pursuant to a Mortgage.
     “Mortgaged Property Requirement” means, at any time, the requirement that the Designated Real Properties represent not less than 75% of the Proved PV-10 Domestic Value at such time.
     “Net Cash Proceeds” means, with respect to any Prepayment Event, the cash proceeds (including cash equivalents and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) received in respect of such Prepayment Event, net of, without duplication, (a) all attorneys’ fees, accountants’ fees, investment banking fees and other customary expenses, fees and commissions actually incurred by the Borrower or any of the Subsidiaries in connection with such Prepayment Event, (b) Taxes paid or payable by the Borrower or any of the Subsidiaries that are directly attributable to such Prepayment Event and (c) in the case of any Prepayment Event referred to in clause (a) or (b) of the definition of such term, (i) amounts required to be applied to the repayment of any Indebtedness (other than Loans or any First Lien Permitted Indebtedness) secured by a Lien expressly permitted hereunder on any property that is the subject thereof, (ii) cash payments made by the Borrower or any of the Subsidiaries to satisfy obligations resulting from early termination of Hedging Agreements directly attributable to such Prepayment Event and (iii) any portion of such cash proceeds held as a reserve or placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Prepayment Event, or otherwise, to the extent directly attributable to such Prepayment Event; provided, however, that upon termination of such reserve or escrow, Net Cash Proceeds will be increased by the portion of funds in such reserve or escrow that are released to the Borrower or any of the Subsidiaries.

     “Non-Recourse Debt” means Indebtedness of any Subsidiary (a) secured solely by the assets acquired with the proceeds of such Indebtedness and (b) with respect to which (i) no Loan Party shall have any liability to any Person for repayment of all or any portion of such Indebtedness beyond the assets so secured and (ii) the holders thereof (A) shall have recourse only to, and shall have the right to require the obligations of such Subsidiary to be performed, satisfied or paid only out of, the assets so secured and (B) shall have no direct or indirect recourse (including by way of indemnity or guaranty) to any Loan Party, whether for principal, interest, fees, expenses or otherwise; provided, however, that any such Indebtedness shall not cease to be “Non-Recourse Debt” solely as a result of the instrument governing such Indebtedness containing terms pursuant to which such Indebtedness becomes recourse upon (i) fraud or misrepresentation by the Person in connection with such Indebtedness, (ii) such Person failing to pay taxes or other charges that result in the creation of Liens on any portion of the specific property securing such Indebtedness or failing to maintain any insurance on such property required under the instruments securing such Indebtedness, (iii) the conversion of any of the collateral for such Indebtedness, (iv) such Person failing to maintain any of the collateral for such Indebtedness in the condition required under the instruments securing the Indebtedness, (v) any income generated by the specific property securing such Indebtedness being applied in a manner not otherwise allowed in the instruments securing such Indebtedness, (vi) the violation of any Environmental Law or otherwise affecting the environmental condition of the specific property securing the Indebtedness or (vii) the rights of the holder of such Indebtedness to the specific property becoming impaired, suspended or reduced by any act, omission or misrepresentation of such Person; provided further, however, that, upon the occurrence of any of the foregoing clauses (i) through (vii) above, any such Indebtedness shall cease to be “Non-Recourse Debt” and shall be deemed to be Indebtedness incurred by such Person at such time.
     “NYMEX” means the New York Mercantile Exchange.
     “Oil and Gas Hedging Transaction” means a Hedging Transaction pursuant to which any Person hedges the price to be received by it for future production of Hydrocarbons.
     “Oil and Gas Properties” means the Mineral Interests; the properties now or hereafter pooled or unitized with the Mineral Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority having jurisdiction) which may affect all or any portion of the Mineral Interests; all operating agreements, joint venture agreements, contracts and other agreements which relate to any of the Mineral Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Mineral Interests; all Hydrocarbons in and under and which may be produced and saved or attributable to the Mineral Interests, the lands covered thereby and all oil in tanks and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Mineral Interests; all tenements, profits á prendre, hereditaments, appurtenances and properties in any way appertaining, belonging, affixed or incidental to the Mineral Interests and properties, rights, titles, interests and estates described or referred to above, including any and all property now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Mineral Interests or property (excluding drilling rigs, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, water wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes, together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.
     “OPA” means the Oil Pollution Act of 1990, as amended from time to time.
     “Organic Documents” means, relative to any Person, its articles of organization, association, formation or incorporation (or comparable document), its by-laws, memorandum of association or operating agreement and all partnership agreements, limited liability company or operating agreements and similar arrangements applicable to ownership of its Equity Interests.
     “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, other than Excluded Taxes.
     “Participant” has the meaning given to such term in Section 10.04(e).
     “PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.
     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
     “Perfection Certificate” means a certificate in the form of Exhibit E or any other form reasonably satisfactory to the Administrative Agent.
     “Permitted Encumbrances” means, with respect to any asset:
     (a) Liens created under the Loan Documents;
     (b) Liens created under the First Lien Loan Documents or any successor definitive documentation for the First Lien Permitted Facilities; provided that (A) such Liens secure only (1) First Lien Permitted Indebtedness and (2) obligations not constituting Indebtedness that are secured thereunder; and (B) no such Lien shall apply to any property of the Borrower or any Domestic Subsidiary that is not subject to a Lien created under the Loan Documents;
     (c) minor defects in title which do not secure the payment of money and otherwise have no material adverse effect on the value or the operation of the subject property, including (i) easements, rights-of-way, servitudes, permits, zoning restrictions, surface leases and other similar rights in respect of surface operations, (ii) easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of any Credit Party and (iii) Immaterial Title Deficiencies;
     (d) inchoate statutory or operators’ Liens securing obligations for labor, services, materials and supplies arising in the ordinary course of business which are not delinquent (except to the extent permitted by Section 5.08);
     (e) mechanic’s, materialmen’s, warehouseman’s, journeyman’s, vendor’s, landlord’s and carrier’s Liens and other similar Liens arising by operation of law in the ordinary course of business which are not delinquent (except to the extent permitted by Section 5.08);
     (f) Liens for Taxes, assessments, fees and other charges of any Governmental Authority not yet due or not yet delinquent, or, if delinquent, that are being contested in good faith in the normal course of business by appropriate action, as permitted by Section 5.08;
     (g) lease burdens payable to third parties which are deducted in the calculation of Proved PV-10 Value as set forth in the most recent Reserve Report delivered pursuant hereto, including any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest in existence as of the date hereof or as a result of or in accordance with the Credit Party’s acquisition of the property burdened thereby;
     (h) Liens securing Non-Recourse Debt permitted by Section 7.01(h);
     (i) pledges or deposits in connection with workers’ compensation, unemployment compensation and/or other social security legislation, and deposits in the ordinary course of business securing liabilities to insurance carriers under insurance or self-insurance arrangements;
     (j) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other similar obligations incurred in the ordinary course of business;
     (k) judgment Liens in respect of judgments that do not constitute an Event of Default under Section 8.01(i);
     (l) any Lien existing on any asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as applicable, (ii) such Lien shall not apply to any other asset of the Borrower or any Subsidiary, (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as applicable, and extensions, renewals and replacements of such obligations that are not in excess of the outstanding principal amount of such obligations as of such acquisition date or the date such Person becomes a Subsidiary and (iv) the aggregate principal amount of Indebtedness secured by such Liens, together with the aggregate principal amount of Indebtedness secured by Liens pursuant to clause (o) below, shall at no time exceed $24,000,000 in the aggregate;
     (m) any interest or title of a lessor under any lease entered into by the Borrower or any other Credit Party in the ordinary course of business and in accordance with the Loan Documents and covering only the assets so leased;
     (n) Liens in existence on the date hereof and set forth on Schedule 7.03 that secure only Indebtedness permitted by Section 7.01(e); provided that such Liens shall not apply to any additional property after the date hereof and that the amount of the Indebtedness secured thereby is not increased;
     (o) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any other Credit Party; provided that (i) such Liens secure only Indebtedness permitted by Section 7.01(j), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition, construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets, (iv) such Liens shall not apply to any other property of the Borrower or any of other Credit Party and (v) the aggregate principal amount of Indebtedness secured by such Liens, together with the aggregate principal amount of Indebtedness secured by Liens pursuant to clause (l) above, shall at no time exceed $24,000,000 in the aggregate;
     (p) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution;
     (q) contractual Liens that arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; provided, that such Liens do not materially impair (i) the use of the property subject thereto for the purposes for which such property is held by any Credit Party or (ii) the value of the property subject thereto; or
     (r) other Liens, so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined, with respect to each such Lien, as of the date such Lien is incurred) of the assets subject thereto exceeds, in either case, $48,000,000 in the aggregate at any time.

     “Permitted Investments” means:
     (a) readily marketable direct obligations of, or readily marketable obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America);
     (b) fully insured time deposits and certificates of deposit with maturities of one year or less of any commercial bank operating in the United States having capital and surplus in excess of $100,000,000;
     (c) all Investments held by any Credit Party in the form of cash or cash equivalents;
     (d) investments in commercial paper of an issuer organized in the United States if, at the time of purchase, such paper is rated in one of the two highest ratings categories of S&P or Moody’s;
     (e) money market mutual or similar funds having assets in excess of $100,000,000 and at least 95% of the assets of which are comprised of assets specified in clauses (a) through (d) above;
     (f) all Investments existing on the date hereof and set forth on Schedule 7.08;
     (g) all Investments by the Borrower and the other Credit Parties in Equity Interests of their respective Subsidiaries; provided that (i) the aggregate amount of such Investments by Loan Parties in Subsidiaries that are not Credit Parties, plus (ii) the aggregate principal amount of loans and advances by Loan Parties to Subsidiaries that are not Credit Parties made in reliance on clause (h) below, plus (iii) the aggregate amount of Guarantees by Loan Parties of Indebtedness and other payment obligations of Subsidiaries that are not Loan Parties made in reliance on clause (i) below (excluding all such Guarantees of First Lien Permitted Indebtedness and all such Investments, loans, advances and Guarantees existing on the date hereof and set forth on Schedule 7.08) shall not exceed $7,500,000 at any time outstanding;
     (h) loans or advances made by the Borrower or any other Credit Party to any Subsidiary; provided that (i) any such loan or advance made by a Loan Party to any Subsidiary that is not a Loan Party shall, to the extent and as required by the Collateral and Guarantee Requirement, be evidenced by a promissory note that shall have been pledged to the Administrative Agent (or its agent or bailee) and (ii) the aggregate principal amount of such loans and advances by Loan Parties (excluding all such loans and advances existing on the date hereof and set forth on Schedule 7.08) to Subsidiaries that are not Credit Parties shall be subject to the limitation set forth in clause (g) above;
     (i) Guarantees by the Borrower or any other Credit Party of Indebtedness or other payment obligations of the Borrower or any Subsidiary; provided that (i) a Domestic Subsidiary shall not Guarantee any First Lien Permitted Indebtedness or any Existing Notes, or any Refinancing Indebtedness in respect thereof, unless (A) such Subsidiary has

Guaranteed the Term Obligations pursuant to a Subsidiary Guarantee Agreement and (B) in the case of any Guarantee of any Existing Subordinated Notes, or any Refinancing Indebtedness in respect thereof, such Guarantee is subordinated to such Guarantee of the Term Obligations on terms no less favorable to the Lenders, taken as a whole, than the subordination provisions of the Existing Subordinated Notes, or such Refinancing Indebtedness, as the case may be, and (ii) the aggregate amount of Indebtedness and other payment obligations of Subsidiaries that are not Loan Parties that is Guaranteed by the Loan Parties (excluding all such Guarantees of First Lien Permitted Indebtedness and all such Guarantees existing on the date hereof and set forth on Schedule 7.08) shall be subject to the limitation set forth in clause (g) above;
     (j) extensions of customer or trade credit in the ordinary course of business;
     (k) all Investments arising from transactions by the Borrower or any other Credit Party with customers or suppliers in the ordinary course of business, including endorsements of negotiable instruments, debt obligations and other Investments received by the Borrower or any other Credit Party in connection with the bankruptcy or reorganization of customers and in settlement of delinquent obligations of, and other disputes with, customers;
     (l) entry into operating agreements, working interests, royalty interests, mineral leases, processing agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil, natural gas or CO2, unitization agreements, pooling arrangements, area of mutual interest agreements, production sharing agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made in the ordinary course of the oil and gas business;
     (m) Investments made as a result of the receipt of non-cash consideration from a sale, transfer, lease or other disposition of any asset in compliance with Section 7.05; and
     (n) any other Investments by any Credit Party in any Persons; provided that the aggregate amount of all such Investments made in reliance on this clause (n) outstanding at any time shall not exceed $50,000,000 (measured on a cost basis).
For the avoidance of doubt, to the extent any Investment is permitted by more than one clause of this definition, the Borrower may categorize all or any portion of such Investment to any one or more of such clauses as it elects and, except as otherwise expressly provided above, in no event shall the same portion of any Investment be deemed to utilize availability under more than one clause of this definition.
     “Permitted Subordinated Indebtedness” has the meaning given to such term in Section 7.01(q).
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

     “Plan” means an employee benefit plan within the meaning of Section 3(3) of ERISA, other than a multiemployer plan (as defined in Section 4001(a)(3) of ERISA), sponsored, maintained or contributed to by any Credit Party or an ERISA Affiliate for the benefit of any present or former employee of any Credit Party or any ERISA Affiliate, or such present or former employee’s dependents or beneficiaries..
     “Pledge Agreement” means the Pledge Agreement among the Borrower, the other Loan Parties and the Administrative Agent, substantially in the form of Exhibit F, together with all supplements thereto.
     “Prepayment Date” means (a) in respect of any Prepayment Event described in clause (a) of the definition of such term, the earlier of (i) such date as shall have been determined by the Borrower to be a “Prepayment Date” with respect thereto and (ii) the 30th day following the occurrence of such Prepayment Event, (b) in respect of any Prepayment Event described in clause (b) of the definition of such term, the earlier of (i) such date as shall have been determined by the Borrower to be a “Prepayment Date” with respect thereto and (ii) (A) the first Business Day following the last day of the calendar year in which such Prepayment Event shall have occurred, if the Net Cash Proceeds received by the Credit Parties in respect of such Prepayment Event and all other such Prepayment Events that have occurred during such calendar year do not exceed 5.0% of the First Lien Global Borrowing Base as in effect on such last day, or (B) otherwise, the date of the effectiveness of the first redetermination of the First Lien Global Borrowing Base or the First Lien U.S. Borrowing Base made in the calendar year next following the calendar year in which such Prepayment Event has occurred (or, if no such redetermination has been effected prior to such date, the 120th day of such following calendar year), (c) in respect of any Prepayment Event described in clause (d) of the definition of such term, the day on which any Net Cash Proceeds in respect thereof are received by the Borrower or any other Credit Party and (d) in respect of any other Prepayment Event, the fifth Business Day following the day on which any Net Cash Proceeds in respect thereof are received by the Borrower or any other Credit Party.
     “Prepayment Event” means:
     (a) any sale, transfer or other disposition (including by way of merger or consolidation, but excluding any disposition resulting from the occurrence of a Casualty Event) of (i) any Equity Interests in MLP Holdings, MLP GP or MLP (other than any sale or issuance by MLP of its Equity Interests or any transfer by MLP GP of Equity Interests in MLP to employees of the MLP Subsidiaries pursuant to any employee stock option or stock purchase plan or other employee benefit plan) or (ii) any asset directly owned by the Borrower or any other Credit Party, including any sale or issuance to a Person other than the Borrower or any other Credit Party of Equity Interests in any Subsidiary that is a Credit Party, other than, in each case, (A) dispositions described in clauses (a), (b) and (d) of Section 7.05 and (B) other dispositions resulting in aggregate Net Cash Proceeds not exceeding $2,500,000 during any Fiscal Year;
     (b) any Casualty Event resulting in aggregate Net Cash Proceeds of $2,500,000 or more;

     (c) any issuance by the Borrower of any Equity Interests, or the receipt by the Borrower of any capital contribution, other than (i) the issuance of common stock of the Borrower as part of the Acquisition Consideration and (ii) any issuance of Equity Interests of the Borrower under any employee stock option or stock purchase plan or other employee benefit plan;
     (d) the incurrence by the Borrower or any other Credit Party of any Permitted Subordinated Indebtedness; or
     (e) receipt by the Borrower or any other Credit Party of any indemnity or like payment under any Purchase Agreement resulting in aggregate Net Cash Proceeds of $2,500,000 or more.
     “Prime Rate” means the rate of interest per annum determined from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City and notified to the Borrower. For purposes of this Agreement, any change in the Alternate Base Rate due to a change in the Prime Rate shall be effective on the date such change in the Prime Rate is announced as being effective.
     “Production Payments” means a production payment obligation (whether volumetric or dollar denominated) of the Borrower or any of the Subsidiaries which are payable from a specified share of proceeds received from production from specified Oil and Gas Properties, together with all undertakings and obligations in connection therewith.
     “Proved Mineral Interests” means all Mineral Interests which constitute “proved reserves”, “proved developed producing reserves”, “proved developed nonproducing reserves” and “proved undeveloped reserves”, as such terms are defined from time to time by the Society of Petroleum Engineers of the American Institute of Mining Engineers.
     “Proved Producing Mineral Interests” means all Mineral Interests which constitute “proved developed producing reserves”, as such term is defined from time to time by the Society of Petroleum Engineers of the American Institute of Mining Engineers.
     “Proved PV-10 Domestic Value” means, as of any date, the present value of estimated future net cash flows to be realized from Proved Mineral Interests attributable to Oil and Gas Properties of the Credit Parties located in the United States, as set forth in the Reserve Report most recently delivered pursuant hereto prior to such date, calculated in accordance with the rules and regulations of the SEC in effect from time to time and using the Three-Year Strip Price for crude oil (WTI) and natural gas (Henry Hub), as quoted on the NYMEX as of the date as of which the information set forth in such Reserve Report is provided (as adjusted for basis differentials), and discounted using an annual discount rate of 10%. The amount of Proved PV-10 Domestic Value at any time (a) shall be calculated on a pro forma basis for dispositions and acquisitions of Oil and Gas Properties located in the United States consummated by the Credit Parties since the date of the Reserve Report most recently delivered pursuant hereto prior to such time (provided that, in the case of any such acquisition, the Administrative Agent shall have received a Reserve Report evaluating the Proved Mineral Interests attributable to the Oil and Gas Properties located in the United States subject thereto in form and substance reasonably acceptable to the Administrative Agent and accompanied by such certifications as to the matters set forth therein as the Administrative Agent may reasonably request) and (b) shall be adjusted to give effect to the Hedging Agreements in respect of Oil and Gas Hedging Transactions of the Designated Credit Parties then in effect.
     “Proved PV-10 Value” means, as of any date, the present value of estimated future net cash flows to be realized from Proved Mineral Interests attributable to Oil and Gas Properties of the Credit Parties, as set forth in the Reserve Report most recently delivered pursuant hereto prior to such date, calculated in accordance with the rules and regulations of the SEC in effect from time to time and using the Three-Year Strip Price for crude oil (WTI) and natural gas (Henry Hub), as quoted on the NYMEX as of the date as of which the information set forth in such Reserve Report is provided (as adjusted for basis differentials), and discounted using an annual discount rate of 10%. The amount of Proved PV-10 Value at any time (a) shall be calculated on a pro forma basis for dispositions and acquisitions of Oil and Gas Properties consummated by the Credit Parties since the date of the Reserve Report most recently delivered pursuant hereto prior to such time (provided that, in the case of any such acquisition, the Administrative Agent shall have received a Reserve Report evaluating the Proved Mineral Interests attributable to the Oil and Gas Properties subject thereto in form and substance reasonably acceptable to the Administrative Agent and accompanied by such certifications as to the matters set forth therein as the Administrative Agent may reasonably request) and (b) shall be adjusted to give effect to the Hedging Agreements in respect of Oil and Gas Hedging Transactions of the Credit Parties then in effect.
     “Purchase Agreements” has the meaning given to such term in the introductory statement hereto.
     “QELP” means Quicksilver Energy, L.P., a Michigan limited partnership.
     “Quicksilver Canada” means Quicksilver Resources Canada Inc., an Alberta, Canada corporation.
     “Real Property” means, collectively, all right, title and interest of the Borrower or any other Credit Party in, to or under any and all parcels of real property owned, leased or operated by the Borrower or any other Credit Party, together with all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof, including all Oil and Gas Properties that constitute real property.
     “Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of such Refinancing Indebtedness (other than any Refinancing Indebtedness in respect of Original Indebtedness that is First Lien Permitted Indebtedness) shall not exceed the principal amount of such Original Indebtedness, plus all fees and expenses incurred by the Borrower or any other Credit Party in connection with such extension, renewal or refinancing; (b) the maturity of such Refinancing Indebtedness shall not be earlier, and the weighted average life to maturity of such Refinancing Indebtedness shall not be shorter, than that of such Original Indebtedness; (c) such

Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, (i) upon the occurrence of an event of default or a change in control, (ii) in the case of any Refinancing Indebtedness in respect of Original Indebtedness that is First Lien Permitted Indebtedness, as a result of the credit extensions thereunder exceeding the First Lien Global Borrowing Base or the First Lien U.S. Borrowing Base, as applicable, thereunder or (iii) as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the earlier of (i) the maturity of such Original Indebtedness and (ii) the date 180 days after the Maturity Date; (d) such Refinancing Indebtedness shall not constitute an obligation of any Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become) an obligor in respect of such Original Indebtedness; (e) if such Original Indebtedness shall have been subordinated to the Term Obligations, such Refinancing Indebtedness shall also be subordinated to the Term Obligations on terms not less favorable in any material respect, when taken as a whole, to the Lenders; and (f) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof).
     “Register” has the meaning given to such term in Section 10.04(c).
     “Related Fund” means, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the respective directors, officers, employees, trustees, agents and advisors of such Person and such Person’s Affiliates.
     “Required Lenders” means, at any time, Lenders having aggregate Loans (or, prior to the borrowing hereunder on the date hereof, Commitments) representing more than 50% of the aggregate outstanding principal amount of the Loans (or, prior to such borrowing, the aggregate Commitments) at such time.
     “Reserve Report” means (a) the Initial Reserve Report and (b) any reserve report delivered pursuant to Section 5.02 or pursuant to the definitions of the terms “Proved PV-10 Value” and “Proved PV-10 Domestic Value”. For purposes hereof, references to the “most recent Reserve Report delivered pursuant hereto” and words of similar import shall be deemed to refer to both (i) the most recent Reserve Report delivered pursuant hereto with respect to the Oil and Gas Properties located in the United States and (ii) the most recent Reserve Report delivered pursuant hereto with respect to the Oil and Gas Properties located in Canada.
     “Restricted Payment” means (a) any payment (whether in cash, securities or other property) on account of the retirement, redemption, purchase or other acquisition for value, or cancellation or termination, of any Equity Interests in the Borrower or any other Credit Party, including any sinking fund or similar deposit, (b) any dividend or other distribution (whether in cash, securities or other property) on or with respect to any Equity Interests in the Borrower or any other Credit Party and (c) any other payment on or with respect to any Equity Interests in the Borrower or any other Credit Party; provided, however, that the term “Restricted Payment” shall not include any payment or distribution by the Borrower to any holder of Indebtedness of the Borrower that is convertible into capital stock of the Borrower that is made (or agreed to be made) in satisfaction, in whole or in part, of (i) such Indebtedness or (ii) the obligation of the Borrower to issue capital stock upon any such holder’s conversion of such Indebtedness into capital stock of the Borrower, in either case, whether paid or distributed by the Borrower upon any such holder’s request to convert any such Indebtedness into capital stock of the Borrower or otherwise.
     “Sale/Leaseback Transaction” means an arrangement relating to property owned by the Borrower or any other Credit Party whereby the Borrower or such other Credit Party sells or transfers such property to any Person and, within 180 days thereafter, the Borrower or any other Credit Party leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto that is a nationally-recognized rating agency.
     “SEC” means the Securities and Exchange Commission in the United States and any successor Governmental Authority.
     “Secured Obligations” has the meaning given to such term in the Security Agreement.
     “Secured Parties” has the meaning given to such term in the Security Agreement.
     “Security Agreement” means the Security Agreement among the Borrower, the other Loan Parties and the Administrative Agent, substantially in the form of Exhibit G, together with all supplements thereto.
     “Security Documents” means the Security Agreement, the Pledge Agreement, the Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to this Agreement or pursuant to the Loan Documents to secure any of the Term Obligations.
     “SFAS 133” means the Statement of Financial Accounting Standard Number 133 entitled “Accounting for Derivative Instruments and Hedging Activities” issued by the Financial Accounting Standards Board in June of 1998, as amended and in effect from time to time.
     “SFAS 143” means the Statement of Financial Accounting Standard Number 143 entitled “Accounting for Asset Retirement Obligations” issued by the Financial Accounting Standards Board in June of 2001, as amended and in effect from time to time.
     “SFAS 144” means the Statement of Financial Accounting Standard Number 144 entitled “Accounting for the Impairment or Disposal of Long-Lived Assets” issued by the Financial Accounting Standards Board in August of 2001, as amended and in effect from time to time.

     “Solvent” means, with respect to any Person at any time, a condition under which (a) the fair saleable value of such Person’s assets is, on the date of determination, greater than the total amount of such Person’s liabilities (including contingent and unliquidated liabilities) at such time, (b) such Person is able to pay all of its liabilities as such liabilities mature, (c) such Person does not intend to, and such Person does not believe it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in a business or transaction, and such Person is not about to engage in a business or transaction for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. For purposes of this definition, (i) the amount of a Person’s contingent or unliquidated liabilities at any time shall be that amount which, in light of all the facts and circumstances then existing, represents the amount which can reasonably be expected to become an actual or matured liability, (ii) the “fair saleable value” of an asset shall be the amount which may be realized within a reasonable time either through collection or sale of such asset at its regular market value, and (iii) the “regular market value” of an asset shall be the amount which a capable and diligent business person could obtain for such asset from an interested buyer who is willing to purchase such asset under ordinary selling conditions.
     “Specified MLP Assets” means all the assets that any of the MLP Subsidiaries have an obligation or option to purchase from the Borrower or any other Credit Party pursuant to Section 4.4 of the MLP Gathering and Processing Agreement and Sections 2.2(b) and 2.3 of the MLP Omnibus Agreement.
     “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the applicable maximum reserve percentages (including all basic, marginal, special, emergency and supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted Eurodollar Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency fundings and to be subject to such reserve requirements without the benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership (limited or general), association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date. Unless otherwise indicated herein, each reference to the term “Subsidiary” means a Subsidiary of the Borrower.
     “Subsidiary Guarantor” means each Subsidiary that is a party to the Subsidiary Guarantee Agreement.

     “Subsidiary Guarantee Agreement” means the Subsidiary Guarantee Agreement between the Subsidiary Guarantors and the Administrative Agent, substantially in the form of Exhibit H, together with all supplements thereto.
     “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
     “Term Obligations” means the obligations of the Borrower under this Agreement and of the Borrower and the other Loan Parties under the other Loan Documents, including (a) the due and punctual payment by the Borrower of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrower under this Agreement or any other Loan Document, including in respect of fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including any monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to this Agreement and each other Loan Document and (c) the due and punctual payment and performance of all of the obligations of each other Loan Party under or pursuant to each of the other Loan Documents.
     “Three-Year Strip Price” means, as of any date, (a) for the 36-month period commencing with the month immediately following the month in which such date occurs, the monthly futures contract prices for crude oil and natural gas for the 36 succeeding months as quoted on the NYMEX and (b) for periods after such 36-month period, the average of such quoted prices for the period from and including the 25th month in such 36-month period through the 36th month in such period.
     “Total Debt” means, as of any date, the sum, without duplication, of (a) the aggregate principal amount of Indebtedness of the Borrower and the Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, but excluding Indebtedness of any Person that is not a Credit Party except to the extent such Indebtedness constitutes Indebtedness of a Credit Party (including pursuant to a Guarantee), and (b) the aggregate principal amount of Indebtedness of any Person that is not a Credit Party that is Guaranteed as of such date by the Borrower or any other Credit Party.
     “Total Secured Debt” means, at any time, Total Debt that is secured by or arises in connection with a Lien on any asset of the Borrower or any other Credit Party.
     “Transactions” means (a) the execution, delivery and performance by the Borrower of each Purchase Agreement and the consummation of the Acquisition and the other transactions contemplated thereby, (b) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of the Loans and the use of the proceeds thereof, (c) the execution, delivery and performance by the Borrower and the other

Credit Parties party thereto of the First Lien Fifth Amendment and (d) the payment of fees and expenses incurred in connection with the foregoing.
     “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurodollar Rate or the Alternate Base Rate.
     “UCC” means the Uniform Commercial Code as in effect in any applicable state or jurisdiction, as the same may be amended from time to time.
     “United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.
     “U.S. Dollars”, “$” or “Dollar” refers to lawful money of the United States of America.
     “Wholly-Owned Subsidiary” means, as to any Person, any Subsidiary of such Person all of the outstanding Equity Interests (other than directors’ qualifying shares) of which, on a fully-diluted basis, are owned, beneficially and of record, by such Person or one or more of its Wholly-Owned Subsidiaries or by such Person and one or more of its Wholly-Owned Subsidiaries. Unless otherwise indicated, each reference to a “Wholly-Owned Subsidiary” means a Wholly-Owned Subsidiary of the Borrower.
     SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, increased, renewed, extended, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, increases, renewals, extensions, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, provided such successors and assigns are permitted by the Loan Documents, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.
     SECTION 1.03. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date of this Agreement in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
     SECTION 1.04. Effectuation of Transactions. All representations and warranties of the Borrower and the other Loan Parties contained in this Agreement and the other Loan Documents shall be deemed made immediately after giving effect to the Acquisition and the other Transactions to occur on the date hereof, unless the context otherwise requires.
ARTICLE II
The Credits
     SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make a Loan to the Borrower on the date hereof in a principal amount not exceeding such Lender’s Commitment. Amounts repaid or prepaid in respect of Loans may not be reborrowed.
     SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required hereunder. Notwithstanding anything to the contrary contained herein (and without affecting any other provision hereof), the funded portion of each Loan to be made on the date hereof (i.e., the amount advanced in cash to the Borrower on the date hereof) shall be equal to 98.0% of the principal amount of such Loan.
     (b) Subject to Section 2.13, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
     (c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $2,500,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $500,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of seven Eurodollar Borrowings outstanding.
     (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

     SECTION 2.03. Borrowings Procedure. To request a Borrowing, an Authorized Officer of the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 2:00 p.m., New York City time, on the day (which shall be a Business Day) of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request executed by an Authorized Officer of the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
     (a) the aggregate amount of the requested Borrowing;
     (b) the date of such Borrowing, which shall be a Business Day;
     (c) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
     (d) the wire transfer instructions for one or more accounts (together with the account number of each such account) to which funds are to be disbursed (and, in the event funds are to be disbursed to more than one account, the portion of the proceeds of the requested Borrowing to be disbursed to each such account).
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
     SECTION 2.04. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly wiring the amounts so received, in like funds, in accordance with the wiring instructions set forth in the Borrowing Request.
     (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the

Administrative Agent, at (i) in the case of such Lender, the greater of (A) the Federal Funds Effective Rate or (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to Loans included in such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
     SECTION 2.05. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request (or an ABR Borrowing if no Type is specified) and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period of one month. Thereafter, the Borrower may elect from time to time to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may, subject to the requirements of Section 2.02(c), elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
     (b) To make an election pursuant to this Section, an Authorized Officer of the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request executed by an Authorized Officer of the Borrower.
     (c) Each telephonic and written Interest Election Request pursuant to this Section shall specify the following information in compliance with Section 2.02:
     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
     (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

     (d) Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
     (e) If the Borrower fails to deliver a timely Interest Election Request (or delivers an Interest Election Request that is inconsistent with a telephonic election) with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
     SECTION 2.06. Termination of Commitments. Unless previously terminated, the Commitments shall terminate at 5:00 p.m., New York City time, on the date hereof.
     SECTION 2.07. Repayment of Loans; Evidence of Indebtedness. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Maturity Date, plus a fee equal to 1.00% of such unpaid principal amount.
     (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Term Obligations of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
     (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the accounts of the Lenders and each Lender’s share thereof.
     (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement.
     (e) Any Lender may request that Loans made by it be evidenced by one or more promissory notes. In such event, the Borrower shall prepare, execute and deliver to such Lender promissory notes payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and reasonably acceptable to the Borrower. Thereafter, the Loans evidenced by such promissory notes and interest thereon shall at all times (including after assignment pursuant to

Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if any such promissory note is a registered note, to such payee and its registered assigns).
     SECTION 2.08. Amortization of Loans. (a) Subject to adjustment for prepayments as set forth in paragraph (b) of this Section, the Borrower shall repay to the Administrative Agent, for the ratable account of the Lenders, the Loans on the last Business Day of each December, March, June and September in an aggregate principal amount for each such date equal to 0.25% of the aggregate principal amount of the Loans outstanding on the date hereof.
     (b) Any prepayment of a Borrowing pursuant to Section 2.09 shall be applied pro rata against the remaining scheduled installments of principal due in respect of the Loans under paragraph (a) of this Section.
     (c) Prior to any repayment of Borrowings under this Section, the Borrower shall specify the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by hand delivery or facsimile) of such election not later than 2:00 p.m., New York City time, three Business Days (or, in the case of a repayment of an ABR Borrowing, one Business Day) before the scheduled date of such repayment. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Borrowings shall be accompanied by accrued and unpaid interest on the amount repaid and shall be subject to Section 2.15.
     SECTION 2.09. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, subject to the requirements of this Section; provided, however, that any prepayment pursuant to this paragraph (i) made after the second anniversary of the date hereof but on or prior to the third anniversary of the date hereof shall be accompanied by a prepayment fee equal to 3.00% of the aggregate principal amount of such prepayment, (ii) made after the third anniversary of the date hereof but on or prior to the fourth anniversary of the date hereof shall be accompanied by a prepayment fee equal to 2.00% of the aggregate principal amount of such prepayment and (iii) made after the fourth anniversary of the date hereof but prior to the Maturity Date shall be accompanied by a prepayment fee equal to 1.00% of the aggregate principal amount of such prepayment.
     (b) In the event and on each occasion that any Net Cash Proceeds are received by or on behalf of the Borrower or any other Credit Party in respect of any Prepayment Event (or, in the case of any Prepayment Event described in clause (a)(i) of the definition of such term, by or on behalf of the Borrower or any Subsidiary), the Borrower shall, on the Prepayment Date in respect of such Prepayment Event, prepay the Loans in an aggregate amount equal to such Net Cash Proceeds; provided, however, that no prepayment shall be required pursuant to this paragraph (i) in the case of any Prepayment Event described in clause (b) of the definition of such term, to the extent such Net Cash Proceeds in respect thereof shall be required to be applied (in the absence of any reinvestment thereof) to reduce Indebtedness outstanding under any First Lien Permitted Facility as a result of a reduction of the First Lien Global Borrowing Base or the First Lien U.S. Borrowing Base arising from the occurrence of such Prepayment Event and (ii) in the case of any Prepayment Event, to the extent that, as of the Prepayment Date in respect of such

Prepayment Event, the Liquidity Amount (giving effect, in the case of any Prepayment Event referred to in clause (b) of the definition of such term, to any required reduction of Indebtedness outstanding under any First Lien Permitted Facility as described in clause (i) above) is less than the Minimum Liquidity Amount.
     (c) Any Lender may elect, by notice to the Administrative Agent by telephone (confirmed by hand delivery or facsimile) within one Business Day of having received notice from the Administrative Agent of such prepayment, to decline all or any portion of any prepayment of its Loans pursuant to this Section (other than an optional prepayment pursuant to paragraph (a) of this Section, which may not be declined), in which case the aggregate amount of the payment that would have been applied to prepay Loans but was so declined shall be retained by the Borrower (and may be used by the Borrower, in its discretion, to make an optional prepayment of Borrowings under this Section).
     (d) Prior to any optional or mandatory prepayment of Borrowings under this Section, the Borrower shall specify the Borrowing or Borrowings to be prepaid in the notice of such prepayment delivered pursuant to paragraph (e) of this Section; provided, that (i) any optional prepayment pursuant to paragraph (a) of this Section shall be applied first to ABR Borrowings to the full extent thereof and then to Eurodollar Borrowings, in each case in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.15, and (ii) any mandatory prepayment pursuant to paragraph (b) of this Section shall be applied on a pro rata basis to the then outstanding Loans, irrespective of whether such outstanding Loans are ABR Loans or Eurodollar Loans; provided that if no Lender shall have exercised its right under paragraph (c) of this Section, then, with respect to each such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to ABR Borrowings to the full extent thereof and then to Eurodollar Borrowings, in each case in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.15.
     (e) The Borrower shall notify the Administrative Agent by telephone (confirmed by hand delivery or facsimile) of (i) any prepayment under paragraph (a) of this Section, (A) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, and (B) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment and (ii) any prepayment under paragraph (b) of this Section, not later than 12:00 noon, New York City time, four Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of any prepayment under paragraph (b) of this Section in respect of any Prepayment Event described in clause (d) of the definition of such term may state that it is conditioned upon the occurrence of such Prepayment Event, and may be revoked (by notice to the Administrative Agent on or prior to the applicable Prepayment Date) if such condition shall not have been satisfied, it being understood that any such revocation shall not affect the obligations of the Borrower under Section 2.15. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Subject to paragraphs (c) and (d) of this Section, each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments of Borrowings shall be accompanied by accrued and unpaid interest on the amount prepaid and shall be subject to Section 2.15.
     SECTION 2.10. Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon in writing between the Borrower and the Administrative Agent, including the fees payable under the Administrative Agent Fee Letter. Such fees shall be paid on the dates due, in immediately available funds, and shall not be refundable under any circumstances absent manifest error (e.g., as a result of a clerical mistake).
     SECTION 2.11. Interest. (a) Subject to Section 10.13, the Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin for ABR Loans.
     (b) Subject to Section 10.13, the Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin for Eurodollar Loans.
     (c) Notwithstanding the foregoing, but subject to Section 10.13, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall until paid or waived in writing bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, the lesser of (A) the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section plus 2% or (B) the Highest Lawful Rate or (ii) in the case of any other amount, the lesser of (A) the rate applicable to ABR Loans as provided in paragraph (a) of this Section plus 2% or (B) the Highest Lawful Rate.
     (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand of the Administrative Agent or the Required Lenders, (ii) in the event of any repayment or prepayment of any Loan (whether due to acceleration or otherwise), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
     (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to (i) the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate or (ii) clause (c) of the definition of the term “Alternate Base Rate” shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of an interest rate or fee hereunder shall, except in cases of manifest error, be final, conclusive and binding on the parties.
     SECTION 2.12. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
     (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate or the Eurodollar Rate, as applicable, for such Interest Period;
     (b) the Administrative Agent is advised by the Required Lenders that the Adjusted Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period; or
     (c) the Administrative Agent determines in good faith (which determination shall be conclusive) that by reason of circumstances affecting the interbank dollar market generally, deposits in U.S. Dollars in the London interbank dollar market are not being offered for the applicable Interest Period and in an amount equal to the amount of the Eurodollar Loan requested by the Borrower;
then the Administrative Agent shall give notice thereof (which may be telephonic) to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, which notice the Administrative Agent shall give promptly after becoming aware thereof, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing for the affected Interest Period shall be ineffective.
     SECTION 2.13. Illegality. (a) Notwithstanding any other provision of this Agreement to the contrary, if (i) by reason of the adoption of any applicable Governmental Rule or any change in any applicable Governmental Rule or in the interpretation or administration thereof by any Governmental Authority or compliance by any Lender with any request or directive (whether or not having the force of law) of any central bank or other Governmental Authority or (ii) circumstances affecting the London interbank dollar market or the position of a Lender therein shall at any time make it unlawful in the sole discretion of a Lender exercised in good faith for such Lender or its Applicable Lending Office to (A) honor its obligation to make Eurodollar Loans either generally or for a particular Interest Period provided for hereunder or (B) maintain Eurodollar Loans either generally or for a particular Interest Period provided for hereunder, then such Lender shall promptly notify the Borrower thereof in writing through the Administrative Agent (who will endeavor to, but not be liable for failing to, provide the Borrower with the basis therefor in reasonable detail) and such Lender’s obligation to make or maintain Eurodollar Loans having an affected Interest Period hereunder shall be suspended until such time as such Lender may again make and maintain Eurodollar Loans having an affected Interest Period (in which case the provisions of paragraph (b) below shall be applicable). Before giving such notice pursuant to this Section, such Lender will designate a different available

Applicable Lending Office for the affected Eurodollar Loans of such Lender or take such other action as the Borrower may request if such designation or action will avoid the need to suspend such Lender’s obligation to make Eurodollar Loans hereunder and will not, in the sole opinion of such Lender exercised in good faith, be disadvantageous to such Lender (provided that such Lender shall have no obligation so to designate an Applicable Lending Office for Eurodollar Loans located in the United States).
     (b) If the obligation of any Lender to make or maintain any Eurodollar Loans shall be suspended pursuant to paragraph (a) of this Section, all Loans having an affected Interest Period which would otherwise be made by such Lender as Eurodollar Loans shall be made instead as ABR Loans (and, if such Lender so requests by written notice to the Borrower with a copy to the Administrative Agent, each Eurodollar Loan having an affected Interest Period of such Lender then outstanding shall be automatically converted into an ABR Loan on the last day of the Interest Period for such Eurodollar Loans unless earlier conversion is required by applicable law) and, to the extent that Eurodollar Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Eurodollar Loans shall be applied instead to such ABR Loans.
     SECTION 2.14. Increased Costs. (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Eurodollar Rate); or
     (ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender (except any such reserve requirement reflected in the Adjusted Eurodollar Rate);
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) with respect to any Eurodollar Loan, then the Borrower will pay, in accordance with paragraph (c) of this Section, to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
     (b) If any Lender determines in good faith that any Change in Law regarding capital requirements has had or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then the Borrower will pay, in accordance with paragraph (c) of this Section, to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

     (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or such Lender’s holding company, as the case may be, as specified in paragraph (a) or (b) of this Section delivered to the Borrower shall be conclusive absent manifest error. Except as provided in paragraph (d) of this Section, the Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.
     (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
     SECTION 2.15. Break Funding Payments. In the event of:
     (a) the payment (including prepayment) of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default);
     (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto;
     (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (whether or not such notice may be revoked in accordance with the provisions hereof); or
     (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18;
then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Eurodollar Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and the Administrative Agent and shall be conclusive absent manifest error. Except as provided in the last sentence of this Section, the Borrower shall pay such

Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any such loss, cost or expense described in this Section incurred more than 180 days prior to the date that such Lender notifies the Borrower of the circumstance giving rise to such loss, cost or expense described in this Section and of such Lender’s intention to claim compensation therefor.
     SECTION 2.16. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Administrative Agent or each Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law; provided that if a Lender has breached or is in breach of its obligations under paragraph (e) below, then the Borrower shall have no obligations under clause (i) above with respect to payments made or to be made to such Lender where Indemnified Taxes and/or Other Taxes arise in respect of such payments as a consequence of such Lender’s status as a Foreign Lender.
     (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT AND EACH LENDER, WITHIN 10 BUSINESS DAYS AFTER WRITTEN DEMAND THEREFOR, FOR THE FULL AMOUNT OF ANY INDEMNIFIED TAXES OR OTHER TAXES PAID BY THE ADMINISTRATIVE AGENT OR SUCH LENDER ON OR WITH RESPECT TO ANY PAYMENT BY OR ON ACCOUNT OF ANY OBLIGATION OF THE BORROWER HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT (INCLUDING INDEMNIFIED TAXES OR OTHER TAXES IMPOSED OR ASSERTED ON OR ATTRIBUTABLE TO AMOUNTS PAYABLE UNDER THIS SECTION) AND ANY PENALTIES, INTEREST AND REASONABLE EXPENSES ARISING THEREFROM OR WITH RESPECT THERETO, WHETHER OR NOT SUCH INDEMNIFIED TAXES OR OTHER TAXES WERE CORRECTLY OR LEGALLY IMPOSED OR ASSERTED BY THE RELEVANT GOVERNMENTAL AUTHORITY; PROVIDED THAT IF SUCH PAYMENTS OR LIABILITIES ARISE FROM THE LENDER HAVING BREACHED OR BEING IN BREACH OF ITS OBLIGATIONS UNDER PARAGRAPH (E) BELOW, THEN THE BORROWER SHALL HAVE NO OBLIGATIONS UNDER THIS PARAGRAPH WITH RESPECT TO SUCH PAYMENTS OR LIABILITIES. A CERTIFICATE AS TO THE AMOUNT OF SUCH PAYMENT OR LIABILITY DELIVERED TO THE BORROWER BY A LENDER OR BY THE ADMINISTRATIVE AGENT ON ITS OWN BEHALF OR ON BEHALF OF A LENDER SHALL BE CONCLUSIVE ABSENT MANIFEST ERROR.

     (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, if available, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Each Foreign Lender agrees that such Lender will deliver to the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8 BEN or W-8 ECI or successor forms (or if such forms are no longer required, a representation by such Foreign Lender) certifying in either case that such Foreign Lender is entitled to receive payments from the Loan Parties under the Loan Documents without deduction or withholding of any United States federal income taxes. Each Foreign Lender that so delivers a Form W-8 BEN or W-8 ECI further undertakes to deliver to the Borrower and the Administrative Agent two additional copies of such form (or a successor form) on or before such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Administrative Agent, in each case, certifying that such Foreign Lender is entitled to receive payments from the Borrower under the Loan Documents without deduction or withholding of any United States federal income taxes, unless (i) an event (including any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Foreign Lender from duly completing and delivering any such form with respect to it and (ii) such Foreign Lender advises the Borrower and the Administrative Agent that it is not capable of receiving such payments without any deduction or withholding of United States federal income tax.
     (f) If the Borrower at any time pays an amount under paragraphs (b) or (c) above to any Lender or the Administrative Agent and such payee receives a refund of or credit for any part of any Indemnified Taxes or Other Taxes which such payee determines in its reasonable judgment is made with respect to such amount paid by the Borrower, such Lender or the Administrative Agent shall pay to the Borrower the amount of such refund or credit, net of all out-of-pocket expenses of such Lender or the Administrative Agent and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit), promptly, and in any event within 60 days, following the receipt of such refund or credit by such payee; provided that the Borrower, upon the request of such Lender or the Administrative Agent, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender or the Administrative Agent, as the case may be, if such Lender or the Administrative Agent is required to repay such refund or credit to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
     SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to

2:00 p.m., New York City time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified in writing by the Administrative Agent to the Borrower for such purpose, except that payments pursuant to Sections 2.14, 2.15, 2.16 and 10.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as otherwise expressly provided herein, if any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in U.S. Dollars.
     (b) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
     (c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

     (d) If any Lender shall fail to make any payment required to be made by it to the Administrative Agent pursuant to this Agreement, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations to the Administrative Agent until all such unsatisfied obligations are fully paid.
     SECTION 2.18. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use commercially reasonable efforts to designate a different Applicable Lending Office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.
     (b) If (i) any Lender asserts that events have occurred suspending its obligation to make or maintain Eurodollar Loans under Section 2.13 when substantially all other Lenders have not also done so, (ii) any Lender requests compensation under Section 2.14, (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iv) any Lender defaults in its obligation to fund Loans hereunder or (iv) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 10.02 requires the consent of all the Lenders (or all the affected Lenders) and with respect to which the Required Lenders shall have granted their consent, then the Borrower may, at its sole expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) if the assignee is not a Lender or an Affiliate of a Lender, the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, conditioned or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon and all other amounts payable to it hereunder (including, if applicable, the prepayment fee payable pursuant to Section 2.09(a) (with such assignment being deemed to be an optional prepayment under such Section)), from the assignee (to the extent of such outstanding principal and accrued interest) or the Borrower (in the case of all other amounts), (C) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments and (D) in the case of any such assignment resulting from the failure to provide a consent, the assignee shall have given (or, if not a Lender, shall substantially contemporaneously with becoming a Lender give) such consent and, as a result of such assignment and any substantially contemporaneous assignments and consents, the applicable amendment, waiver, discharge or termination can be effected. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.
ARTICLE III
Representations and Warranties
     In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to make Loans hereunder, the Borrower represents and warrants to the Administrative Agent and the Lenders that each of the following statements is true and correct:
     SECTION 3.01. Existence and Power. Each Credit Party (a) is a corporation, partnership or limited liability company duly incorporated or organized (as applicable), validly existing and, if applicable for such Credit Party in the jurisdiction in issue, in good standing under the laws of its jurisdiction of incorporation or organization, (b) has all requisite corporate, partnership or limited liability company power (as applicable) required to carry on its businesses as now conducted and (c) is duly qualified to transact business as a foreign corporation, partnership or limited liability company in each jurisdiction where a failure to be so qualified would reasonably be expected to have a Material Adverse Effect.
     SECTION 3.02. Loan Party and Governmental Authorization; Contravention. The Transactions to be entered into by each Credit Party (a) are within such Credit Party’s corporate, partnership or limited liability company powers, (b) have been duly authorized by all necessary corporate, partnership or limited liability company action, (c) require no action by or in respect of, or filing with, any Governmental Authority (other than (i) actions or filings pursuant to the Exchange Act, (ii) actions or filings necessary to create or perfect the Liens required by any Loan Document or any First Lien Loan Document, (iii) actions or filings that have been taken or made and are in full force and effect, or that are of the type that would be obtained after the date hereof in the ordinary course of business, and (iv) actions or filings which, if not taken or made, would not reasonably be expected to have a Material Adverse Effect), (d) will not violate or contravene any provision of (i) any applicable Governmental Rule (including Regulation T, U or X of the Board), except any violation or contravention that would not reasonably be expected to have a Material Adverse Effect, or (ii) the Organic Documents of the Borrower or any Subsidiary, (e) will not violate or result (alone or with notice or lapse of time or both) in a default under any indenture or other agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any Subsidiary or any of their properties, or give rise to a right thereunder to require any prepayment, repurchase or redemption to be made by the Borrower or any Subsidiary, or give rise to a right of, or result in, any termination, cancellation or acceleration of any obligation thereunder, except any of the foregoing that would not reasonably be expected to have a Material Adverse Effect, or (f) will not result in the creation or imposition of any Lien on any property of any Credit Party, other than Liens created under the Loan Documents and the First Lien Loan Documents.

     SECTION 3.03. Binding Effect. This Agreement constitutes, and each other Loan Document when executed and delivered will constitute, a legal, valid and binding obligation of each Loan Party which is a party hereto or thereto, enforceable against each such Loan Party which executes the same in accordance with its terms, except as the enforceability thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, or similar Governmental Rules affecting creditors’ rights generally, and (b) equitable principles of general applicability (whether enforcement is sought by proceedings at law or in equity).
     SECTION 3.04. Financial Information; Absence of Material Adverse Effect; Solvency. (a) The most recent annual audited consolidated balance sheet of the Borrower and the Subsidiaries made available to the Lenders, and the related consolidated statements of income and comprehensive income and cash flows for the Fiscal Year then ended, fairly present in all material respects, in conformity with GAAP, the consolidated financial position of the Borrower and the Subsidiaries as of the end of such Fiscal Year and their consolidated results of operations and cash flows for such Fiscal Year.
     (b) The most recent quarterly unaudited consolidated balance sheet of the Borrower and the Subsidiaries made available to the Lenders, and the related unaudited consolidated statements of income and comprehensive income and cash flows for the Fiscal Quarter and the portion of the Fiscal Year then ended, fairly present in all material respects, in conformity with GAAP, the consolidated financial position of the Borrower and the Subsidiaries as of the end of such Fiscal Quarter and their consolidated results of operations and cash flows for such Fiscal Quarter and such portion of such Fiscal Year (except that such balance sheet and other financial statements do not contain all footnote disclosures required in accordance with GAAP and are subject to normal year-end audit adjustments).
     (c) The Borrower has heretofore furnished to the Lenders the pro forma consolidated balance sheet of the Borrower and the Subsidiaries as of June 30, 2008, prepared giving effect to the Transactions as if the Transactions had occurred on such date. Such pro forma consolidated balance sheet (i) has been prepared by the Borrower in good faith, (ii) is based on the information available to the Borrower as of the date of delivery thereof after due inquiry, (iii) accurately reflects in all material respects all adjustments necessary to give effect to the Transactions and (iv) presents fairly, in all material respects, the pro forma consolidated financial position of the Borrower and the Subsidiaries as of such date as if the Transactions had occurred on such date.
     (d) Since December 31, 2007, no event or circumstance which would reasonably be expected to have a Material Adverse Effect has occurred.
     (e) After giving effect to the Transactions, the Borrower and the Subsidiaries, on a consolidated basis, are Solvent.
     SECTION 3.05. Litigation. There is no action, suit or proceeding not fully covered by insurance (except for normal deductibles and provided that the applicable insurance company has acknowledged such coverage and a copy thereof is provided to the Administrative Agent) pending, or to the knowledge of any Credit Party, threatened against or affecting the Borrower or any Subsidiary before any Governmental Authority (a) in which there is a reasonable possibility of an adverse decision that, individually or together with any other such action, suit or proceeding, would reasonably be expected to have a Material Adverse Effect or (b) that involves any of the Loan Documents or the Transactions.
     SECTION 3.06. ERISA. No Credit Party or any ERISA Affiliate sponsors, maintains or contributes to, or has ever sponsored, maintained or contributed to, or been obligated to sponsor, maintain or contribute to, any Plan covered by Title IV of ERISA or subject to the funding requirements of Section 412 of the Code or Section 302 of ERISA. Except in such instances where an action, omission or failure would not reasonably be expected to have a Material Adverse Effect, (a) each Plan sponsored, maintained or contributed to by any Credit Party or any ERISA Affiliate is in compliance with all applicable Governmental Rules, (b) all returns, reports and notices required to be filed with any Governmental Authority with respect to any Plan have been filed timely, and (c) no Credit Party or any ERISA Affiliate has failed to make any contribution or pay any amount due or owing as required by the terms of any Plan. There are no pending or, to the knowledge of any Credit Party, threatened claims, lawsuits, investigations or actions (other than routine claims for benefits in the ordinary course) asserted or instituted against the assets of any Plan or its related trust or against any fiduciary of a Plan with respect to the operation of such Plan that are likely to result in liability to any Credit Party or any Affiliate thereof resulting in an event or circumstance which would reasonably be expected to have a Material Adverse Effect. Except in such instances where an action, omission or failure would not reasonably be expected to have a Material Adverse Effect, each Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code is, and has been during the period from its adoption to date, so qualified, both as to form and operation, and all necessary governmental approvals, including a favorable determination as to the qualification under the Code of such Plan and each amendment thereto, have been or will be timely obtained. No Credit Party or any ERISA Affiliate has engaged in any non-exempt prohibited transactions, within the meaning of Section 406 of ERISA or Section 4975 of the Code, in connection with any Plan which would result in liability to any Credit Party that would reasonably be expected to have a Material Adverse Effect. No Credit Party or any ERISA Affiliate maintains or contributes to any Plan that provides a post-employment health benefit, other than a benefit required under Section 601 of ERISA, or maintains or contributes to a Plan that provides health benefits that is not fully funded except where the failure to fully fund such Plan would not reasonably be expected to have a Material Adverse Effect. As of the date hereof, no Credit Party or any ERISA Affiliate sponsors, maintains or contributes to, or has ever sponsored, maintained or contributed to a multiple employer welfare benefit arrangement within the meaning of Section 3(40)(A) of ERISA or any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.
     SECTION 3.07. Taxes and Filing of Tax Returns. Except as otherwise permitted by Section 5.08, (a) each Credit Party has filed all tax returns required to have been filed by it and has paid all Taxes shown to be due and payable on such returns, including interest and penalties, and all other Taxes which are payable by such Credit Party, to the extent the same have become due and payable, (b) no Credit Party knows of any proposed material Tax assessment against it, and all Tax liabilities of each Credit Party are adequately provided for, and (c) no income tax liability of any Credit Party has been asserted by the Internal Revenue Service or other Governmental Authority for Taxes in excess of those already paid.

     SECTION 3.08. Ownership of Properties. Each Credit Party has good and defensible fee simple or leasehold title (subject to Immaterial Title Deficiencies and Permitted Encumbrances) to all properties (including all Mortgaged Properties) purported to be owned by it, including all properties reflected in the balance sheets referred to in Section 3.04 (other than any such properties that have been sold, transferred or otherwise disposed of in accordance with the terms hereof), and none of such properties is subject to any Lien other than Permitted Encumbrances.
     SECTION 3.09. Mineral Interests. Schedule 3.09 sets forth, as of the date hereof, an accurate and complete list and description of all Real Properties that constitute “Designated Real Properties” pursuant to clause (a) of the definition of such term, and such other Real Properties, if any, as are required to be designated as “Designated Real Properties” in order for the Mortgaged Property Requirement to be satisfied as of the date hereof. Subject only to Immaterial Title Deficiencies and Permitted Encumbrances, each Credit Party has good and defensible title to all Oil and Gas Properties described in the most recent Reserve Report delivered pursuant hereto (other than any Oil and Gas Properties that have been sold, transferred or otherwise disposed of in accordance with the terms hereof ). Subject only to Immaterial Title Deficiencies and Permitted Encumbrances, (a) all Oil and Gas Properties described in the most recent Reserve Report delivered pursuant hereto are valid, subsisting and in full force and effect, and (b) all material rentals, royalties and other amounts due and payable in respect thereof have been duly paid when due, except as provided in Section 5.04(b)(i) with respect to delay rentals. Without regard to any consent or non-consent provisions of any joint operating agreement covering any Proved Mineral Interests of any Credit Party, subject to Immaterial Title Deficiencies and Permitted Encumbrances, such Credit Party’s proportionate share of (i) the costs for each Proved Mineral Interest described in the most recent Reserve Report delivered pursuant hereto is not greater than 105% of the decimal fraction set forth in such Reserve Report, before and after payout, as the case may be, and described therein by the respective designations “working interests”, “WI”, “gross working interest”, “GWI” or similar terms (provided that such Credit Party shall have the right to bear costs disproportionate to its working interest with respect to any Mineral Interest for a period of time in order to earn a working interest in such Mineral Interest from a third party as evidenced by a written agreement) and (ii) production from, allocated to or attributed to each such Proved Mineral Interest is not less than the decimal fraction set forth in such Reserve Report, before and after payout, as the case may be, and described therein by the designations “net revenue interest”, “NRI” or similar terms. Each well drilled in respect of each Proved Producing Mineral Interest described in the most recent Reserve Report delivered pursuant hereto (A) is capable of, and is presently, producing Hydrocarbons in commercially profitable quantities (except to the extent shut-in in accordance with the applicable lease for such Proved Producing Mineral Interest), and after giving effect to the transactions contemplated by this Agreement, each Credit Party will be entitled to receive payments on a current basis for its share of production, with no funds in respect of any thereof held in suspense, other than any such funds held in suspense pending delivery of appropriate division orders, and (B) has been drilled, bottomed, completed and operated in compliance in all material respects with all applicable Governmental Rules, and no such well which is currently producing Hydrocarbons is subject to any penalty in production by reason of such well having produced in excess of its allowable production.

     SECTION 3.10. Licenses, Permits, Etc. Each Credit Party possesses such valid franchises, certificates of convenience and necessity, operating rights, licenses, permits, consents, authorizations, approvals, exemptions and orders of Governmental Authorities as are necessary to carry on its business as now conducted and as proposed to be conducted, except to the extent a failure to obtain any such item would not reasonably be expected to have a Material Adverse Effect.
     SECTION 3.11. Compliance with Law. The Borrower and each Subsidiary is in compliance with all applicable Governmental Rules, other than violations of Governmental Rules which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     SECTION 3.12. Full Disclosure. Neither the Confidential Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by any Credit Party to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any other Loan Document or any transaction contemplated hereby or thereby (as modified or supplemented by other information so furnished, and when taken as a whole) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the time when made (it being understood that the foregoing representation and warranty, insofar as it relates to the properties acquired in the Acquisition, is made to the knowledge of the Credit Parties); provided that any projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the applicable Credit Party to be reasonable at the time made, it being recognized by the Administrative Agent and Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period covered by such financial information may differ from the projected results as set forth therein by a material amount. The Credit Parties have disclosed or have caused to be disclosed to Lenders in writing any and all facts (other than facts of general public knowledge, including facts contained in the Borrower’s publicly available filings with the SEC) which would reasonably be expected to have a Material Adverse Effect.
     SECTION 3.13. Nature of Business; Organizational Structure. The Credit Parties are engaged only in the business of acquiring, exploring, developing and operating Mineral Interests in the United States and Canada and the production, marketing, processing and transporting of Hydrocarbons therefrom and businesses reasonably related or complementary thereto. Schedule 3.13 sets forth, as of the date hereof, the name and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by the Borrower or any Subsidiary in, (a) each Subsidiary and (b) each joint venture in which the Borrower or any Subsidiary owns any Equity Interests, and identifies each Credit Party and Designated Credit Party as such.
     SECTION 3.14. Environmental Matters. Except for matters disclosed on Schedule 3.14, no operation conducted by any Credit Party and no property now or previously owned or leased by any Credit Party (including Mineral Interests) and no operations conducted thereon, and to any Credit Party’s knowledge, no operations of any applicable prior owner, lessee or operator of any such properties, is or has been in violation of any Environmental Law other than violations which neither individually nor in the aggregate would reasonably be expected to have a Material Adverse Effect. Except for matters disclosed on Schedule 3.14, no Credit Party, nor any such property or operation, is the subject of any existing, pending or, to any Credit Party’s knowledge, threatened Environmental Complaint which would reasonably be expected to have a Material Adverse Effect. All notices, permits, licenses and similar authorizations required to be obtained or filed in connection with the ownership of each tract of real property or operations of any Credit Party thereon and each item of personal property owned, leased or operated by any Credit Party, including notices, licenses, permits and authorizations required in connection with any past or present treatment, storage, disposal or release of Hazardous Materials into the environment, have been duly obtained or filed, except to the extent the failure to obtain or file such notices, licenses, permits and authorizations would not reasonably be expected to have a Material Adverse Effect. All Hazardous Materials generated at each tract of real property or by each item of personal property owned, leased or operated by any Credit Party have been transported, treated, and disposed of only by carriers or facilities maintaining valid permits under RCRA and all other applicable Environmental Laws for the conduct of such activities, except in such cases where the failure to obtain such permits would not reasonably be expected to have a Material Adverse Effect. Except for matters disclosed on Schedule 3.14, there have been no Hazardous Discharges which were not in compliance with Environmental Laws, other than Hazardous Discharges which would not reasonably be expected to have a Material Adverse Effect. Except for matters disclosed on Schedule 3.14, neither the Borrower nor any Subsidiary has any contingent liability in connection with any Hazardous Discharge which would reasonably be expected to have a Material Adverse Effect.
     SECTION 3.15. No Default. No Default or Event of Default has occurred and is continuing, or will exist after giving effect to the transactions contemplated by this Agreement or the other Loan Documents. Neither the Borrower nor any Subsidiary is in default under, nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default under, any Material Agreement to which the Borrower or any Subsidiary is a party or by which the Borrower or any Subsidiary is bound which default would reasonably be expected to have a Material Adverse Effect.
     SECTION 3.16. Government Regulation. No Credit Party is subject to regulation under the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 (as any of the preceding acts have been amended), or any other Governmental Rule which regulates the incurrence by such Credit Party of Indebtedness, including Governmental Rules relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services.
     SECTION 3.17. Gas Balancing Agreements and Advance Payment Contracts. On the date hereof, (a) there is no Material Gas Imbalance, and (b) the aggregate amount of all Advance Payments received by the Credit Parties under Advance Payment Contracts which have not been satisfied by delivery of production does not exceed $300,000.
     SECTION 3.18. Collateral Matters. (a) The Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral (as defined therein) and, when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Security Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Collateral (as defined therein) to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, prior and superior to the rights of any other Person, subject to the Intercreditor Agreement and to Permitted Encumbrances that have priority as a matter of law.
     (b) The Pledge Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Pledged Collateral (as defined therein) and, when the Pledged Collateral (as defined therein) constituting certificated securities (as defined in the Uniform Commercial Code) is delivered to the Administrative Agent (or its agent or bailee), together with instruments of transfer duly endorsed in blank, the Pledge Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Pledged Collateral, prior and superior in right to any other Person, subject to the Intercreditor Agreement and to Permitted Encumbrances that have priority as a matter of law.
     (c) Each Mortgage, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all the applicable mortgagor’s right, title and interest in and to the Mortgaged Properties subject thereto and the proceeds thereof, and when the Mortgages have been filed in the jurisdictions specified therein, the Mortgages will constitute a fully perfected security interest in all right, title and interest of the mortgagors in the Mortgaged Properties and the proceeds thereof, prior and superior in right to any other Person, subject to the Intercreditor Agreement and to Permitted Encumbrances that have priority as a matter of law.
     (d) Each asset that, at any time, constitutes Collateral, or is otherwise subject to a Lien securing the Term Obligations, is subject, at such time, to a Lien securing the First Lien Obligations (as defined in the Intercreditor Agreement).
     SECTION 3.19. Hedging Agreements. Schedule 3.19 sets forth, as of the date set forth therein, a true and complete list of all Hedging Agreements (including commodity price swap agreements and all forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of the Borrower and each other Credit Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied, but excluding the First Lien Loan Documents) and the counterparty to each such agreement.
     SECTION 3.20. Insurance. Schedule 3.20 sets forth, as of the date hereof, an accurate and complete description in all material respects of all material policies of fire, liability, workmen’s compensation and other forms of insurance owned or held by the Borrower or any other Credit Party. As of the date hereof, all such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof and through the respective dates set forth in Schedule 3.20 have been paid, and no notice of cancellation or termination has been received by the Borrower or any other Credit Party with respect to any such policy. The policies of insurance owned or held by the Credit Parties (a) are sufficient for compliance in all material respects with all requirements of law and of all agreements to which any Credit Party is a party and (b) provide adequate aggregate coverage in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by companies engaged in the same or a similar business as the assets and operations of the Credit Parties.
ARTICLE IV
Conditions
     The obligations of the Lenders to make Loans hereunder shall not become effective until each of the following conditions has been satisfied (or waived in accordance with Section 10.02):
     (a) Credit Agreement. The Administrative Agent (or its counsel) shall have received from each party hereto either a counterpart of this Agreement signed on behalf of such party or written evidence satisfactory to the Administrative Agent (which may include facsimile or other customary electronic transmission acceptable to the Administrative Agent of a signed signature page of this Agreement) that each such party has signed a counterpart of this Agreement.
     (b) Opinions of Counsel. The Administrative Agent shall have received opinions, each dated the date hereof and addressed to the Administrative Agent and the Lenders, of (i) General Counsel of the Borrower and (ii) Jones Day, counsel to the Borrower, in each case in form and substance reasonably satisfactory to the Administrative Agent.
     (c) Organizational Documents. The Administrative Agent shall have received a certificate of an Authorized Officer of each Loan Party dated the date hereof, certifying:
     (i) that attached to such certificate is (A) a true and complete copy of the Organic Documents of such Loan Party, as in effect on the date hereof, (B) a true and complete copy of a certificate from the applicable Governmental Authority of the jurisdiction of such Loan Party’s organization to the effect that such Loan Party is validly existing in such jurisdiction and (C) a true and complete copy of a certificate from the appropriate Governmental Authority of each jurisdiction (without duplication) to the effect that such Loan Party is duly qualified to transact business in such jurisdiction as a foreign entity, if the failure to be so qualified would reasonably be expected to have a Material Adverse Effect;
     (ii) that attached to such certificate is a true and complete copy of resolutions duly adopted by the board of directors, management committee, members or general partner of such Loan Party, as applicable, authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is or is intended to be a party and, in the case of the Borrower, the borrowing hereunder;
     (iii) that attached thereto is (A) a true and complete copy of a certificate from the applicable Governmental Authority of the jurisdiction of such Loan Party’s organization as to the existence and good standing of, and payment of franchise taxes by, such Loan Party, each dated as of a recent date; and (B) a true and complete copy of a certificate from the appropriate Governmental Authority of each jurisdiction (without duplication) to the effect that such Loan Party is in good standing in such jurisdiction as a foreign entity, if the failure to be so qualified would reasonably be expected to have a Material Adverse Effect; and
     (iv) as to the incumbency and specimen signature of each Authorized Officer of such Loan Party executing any of the Loan Documents to which such Loan Party is or is intended to be a party.
     (d) Perfection Certificate; Lien Searches. The Administrative Agent shall have received a completed Perfection Certificate, dated the date hereof and signed by an Authorized Officer of the Borrower, together with all attachments contemplated thereby, including (i) the results of a search of the UCC (or equivalent) filings made with respect to the Designated Credit Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and (ii) pay-off letters or other evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are Permitted Encumbrances or shall have been released (or that arrangements for the release thereof reasonably satisfactory to the Administrative Agent shall have been made).
     (e) Title. The Administrative Agent shall have received (or shall have been provided reasonable access to), in respect of each Designated Real Property as of the date hereof, an opinion of counsel as to title for such Designated Real Property, or such other evidence of title as shall be reasonably satisfactory to the Administrative Agent.
     (f) Collateral and Guarantee Requirement. The Collateral and Guarantee Requirement shall have been satisfied, subject to the penultimate sentence of this Article.
     (g) Approvals and Consents. All material Governmental Approvals and all material consents and approvals of any other Person, in each case, necessary or advisable in connection with the Transactions shall have been obtained, other than any such Governmental Approvals or other consents and approvals as are of the type that would be obtained after the date hereof in the ordinary course of business, all applicable appeal periods shall have expired and there shall be no litigation, governmental, administrative or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions.
     (h) Insurance. The Administrative Agent shall have received endorsements naming the Administrative Agent, for the benefit of the Secured Parties, as loss payee, and naming the Administrative Agent and the Lenders as additional insured, under policies of insurance maintained by the Loan Parties, in each case to the extent required under Section 5.07.
     (i) Initial Reserve Report. The Administrative Agent shall have received a copy of the Initial Reserve Report, the reports comprising which, in each case, shall not be materially inconsistent with the relevant reserve information previously provided by the Borrower to the Administrative Agent and shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.
     (j) Financial Statements. (i) The Administrative Agent shall have received (A) the consolidated balance sheets of the Borrower and the Subsidiaries as of December 31, 2007 and

2006, and the related consolidated statements of income and comprehensive income and cash flows for the Fiscal Years ended December 31, 2007 and 2006, audited by and accompanied by the opinion of Deloitte & Touche LLP, together with related unaudited consolidating financial statements to the extent available, and (B) the unaudited consolidated balance sheet of the Borrower and the Subsidiaries as of June 30, 2008 and March 31, 2008, and the related consolidated statements of income and comprehensive income and cash flows for each such Fiscal Quarter and the portions of the Fiscal Year then ended, certified by the Financial Officer of the Borrower as presenting fairly, in all material respects, in conformity with GAAP, the consolidated financial position of the Borrower and the Subsidiaries as of each such date and their consolidated results of operations and cash flows for each such Fiscal Quarter and the corresponding portion of the Fiscal Year (subject to normal year-end audit adjustments and the absence of certain footnotes), together with related unaudited consolidating financial statements to the extent available.
     (ii) The Administrative Agent shall have received the pro forma consolidated balance sheet referred to in Section 3.04(c).
     (k) Environmental Matters. The Administrative Agent shall have received a certificate, dated the date hereof and signed by an Authorized Officer of the Borrower, stating that (i) the Borrower has adopted and implemented such policies and guidelines as the Borrower has determined to be reasonably appropriate to assure compliance in all material respects with applicable Environmental Laws and to identify and evaluate events or conditions which would result in any material Environmental Liability and (ii) on the basis of such policies and guidelines, the Borrower has reasonably concluded that no Environmental Liabilities exist and no violations of Environmental Laws have occurred which would reasonably be expected to have a Material Adverse Effect. The Administrative Agent shall have received such environmental assessment reports as to the properties of the Credit Parties (including properties to be acquired in the Acquisition) as shall be available to the Borrower.
     (l) No Material Adverse Effect; Litigation. The Administrative Agent shall have received a certificate, dated the date hereof and signed by an Authorized Officer of the Borrower, stating that (i) no event or condition has occurred since December 31, 2007, which would reasonably be expected to have a Material Adverse Effect and (ii) no litigation, arbitration, governmental proceeding, claim for Taxes, dispute or administrative or other proceeding is pending or, to the knowledge of the Borrower, threatened against the Borrower or any of the Subsidiaries which would reasonably be expected to have a Material Adverse Effect.
     (m) Representations and Warranties; Absence of Defaults. At the time of and immediately after giving effect to the Transactions to occur on the date hereof, (i) the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date hereof, except in the case of any such representation and warranty that is made expressly as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects on and as of such earlier date, and (ii) no Default or Event of Default shall have occurred and be continuing.

     (n) Solvency. The Administrative Agent shall have received a certificate, dated the date hereof and signed by the Financial Officer of the Borrower, stating that, after giving effect to the Transactions, the Borrower and the Subsidiaries, on a consolidated basis, are Solvent.
     (o) First Lien Fifth Amendment. The First Lien Fifth Amendment, and all the amendments to the First Lien Loan Documents set forth therein, shall have become effective. The Administrative Agent shall have received copies thereof and all material documents related thereto, certified by an Authorized Officer of the Borrower as being complete and correct. The terms and conditions of the First Lien Fifth Amendment shall be reasonably satisfactory to the Administrative Agent.
     (p) Consummation of the Acquisition. The Acquisition shall have been, or substantially contemporaneously with the funding of Loans on the date hereof shall be, consummated, in accordance with applicable law and on the terms described in the Purchase Agreements (without giving effect to any amendments of, or waivers under, the Purchase Agreements that are adverse to the Lenders in any material respect and that have not been consented to by the Administrative Agent). The Administrative Agent shall have received copies of the Purchase Agreements and all material documents related thereto, certified by an Authorized Officer of the Borrower as being complete and correct.
     (q) Existing Indebtedness and Preferred Equity Interests. Immediately after giving effect to the Transactions, the Borrower and the Subsidiaries shall have outstanding no Indebtedness or shares of preferred stock or other preferred Equity Interests, other than (i) Indebtedness incurred under the Loan Documents, (ii) Indebtedness incurred under the First Lien Loan Documents, (iii) the Existing Convertible Debentures, (iv) the Existing Senior Notes and any Guarantees in respect thereof, (v) the Existing Subordinated Notes and any Guarantees in respect thereof, (vi) Indebtedness of MLP under that certain Credit Agreement dated as of August 10, 2007, among MLP, as borrower, the lenders party thereto, BNP Paribas, as syndication agent, JPMorgan Chase Bank, N.A., The Royal Bank of Scotland plc and Fortis Capital Corp., as co-documentation agents, and Bank of America, N.A., as administrative agent, (vii) Indebtedness set forth on Schedule 4.01 or 7.01, (viii) shares of Series 1 and Series 2 preferred stock of Quicksilver Resources Horn River Inc., an Alberta, Canada corporation, and (ix) the non-voting limited partner interest in MLP issued to MLP GP pursuant to, and referred to as the “Incentive Distribution Rights” in, that certain First Amended and Restated Agreement of Limited Partnership of MLP dated as of August 10, 2007.
     (r) Intercreditor Agreement. The Administrative Agent (or its counsel) shall have received from the First Lien Collateral Agent (as defined in the Intercreditor Agreement) a counterpart of the Intercreditor Agreement signed on behalf of the First Lien Collateral Agent.
     (s) Hedging Agreements. The Hedging Agreements set forth on Schedule 3.19 shall be in full force and effect and shall have the effect of establishing minimum fixed prices or floors on a notional volume of equivalent production equal to no less than (i) 60% of the aggregate anticipated production from Proved Mineral Interests of the Borrower and the Subsidiaries for the period from August 1, 2008 through December 31, 2008, and (ii) 49% of the aggregate anticipated production from Proved Mineral Interests of the Borrower and the Subsidiaries for the period from January 1, 2009 through December 31, 2009.

     (t) Closing Date Officer’s Certificate. The Administrative Agent shall have received a certificate, dated the date hereof and signed by the Chief Executive Officer or the Financial Officer of the Borrower, confirming satisfaction of the conditions set forth in each of paragraphs (g), (m), (q) and (s) of this Article and in each of the first sentences of paragraphs (o) and (p) of this Article.
     (u) Fees and Expenses. The Administrative Agent, the Arrangers and the Lenders shall have received all fees and expenses required to be paid in accordance with the Engagement Letter, the Administrative Agent Fee Letter, this Agreement or any other Loan Document on or prior to the date hereof, including reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.
     (v) PATRIOT Act. The Lenders shall have received, at least five Business Days prior to the date hereof, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.
Notwithstanding the foregoing, if the Borrower shall have been unable to cause the requirements set forth in clauses (b) and (c) of the definition of the term “Collateral and Guarantee Requirement” to be satisfied on or prior to the Closing Date, then satisfaction of such requirements shall not be a condition precedent to the obligations of the Lenders to make Loans hereunder; provided that the Borrower shall, as promptly as practicable after the Closing Date and in any event within 60 days thereafter, cause such requirements to be satisfied, except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement”.
The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.
ARTICLE V
Affirmative Covenants
     Until the Commitments shall have terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Administrative Agent and each Lender that:
     SECTION 5.01. Information. The Borrower shall deliver, or shall cause to be delivered, to the Administrative Agent (which shall make available to each Lender):
     (a) As soon as available and in any event in accordance with then applicable law but not later than 120 days after the end of each Fiscal Year, a consolidated balance sheet of the Borrower and the Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income and comprehensive income and cash flow for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported by the Borrower in accordance with GAAP and audited by a firm of independent public accountants of nationally recognized standing and reasonably acceptable to the Administrative Agent

(without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit).
     (b) As soon as available and in any event in accordance with then applicable law but not later than 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, consolidated balance sheets of the Borrower and the Subsidiaries as of the end of such Fiscal Quarter, the related consolidated statement of income and comprehensive income for such Fiscal Quarter and for the portion of such Fiscal Year ended at the end of such Fiscal Quarter and the related consolidated statement of cash flows for the portion of such Fiscal Year ended at the end of such Fiscal Quarter, all reported by the Borrower, in accordance with GAAP subject to the absence of certain footnote disclosures required in accordance with GAAP and normal year-end audit adjustments) setting forth in each case in comparative form the figures for the corresponding period or periods of the previous Fiscal Year.
     (c) Simultaneously with the delivery of each set of financial statements referred to in paragraphs (a) and (b) of this Section, a certificate of a Financial Officer of the Borrower in the form of Exhibit I (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Article VI as of the end of the Fiscal Year or Fiscal Quarter with respect to which such financial statements are delivered, (ii) stating whether there exists on the date of such certificate any Default and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto, (iii) certifying that such financial statements fairly reflect in all material respects the consolidated financial position, results of operations and cash flows of the Borrower and the Subsidiaries as of the date of and for the period or periods covered thereby, (iv) certifying that all notices required to be provided under Sections 5.15 and 5.16 have been provided or are simultaneously therewith being provided and (v) setting forth a summary of the Hedging Transactions to which each Credit Party is a party on such date (which summary shall include with respect to such Hedging Transactions the type of information referred to in Section 3.19).
     (d) Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be.
     (e) Promptly following an Authorized Officer of any Credit Party becoming aware of the receipt of same, notice of any notice or other information received by any Credit Party indicating (i) any potential, actual or alleged non-compliance with or violation of the requirements of any Environmental Law which could result in liability to the Credit Parties for fines, clean up or any other remediation obligations or any other liability in excess of $5,000,000 (to the extent not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage in writing thereof and a copy of such acknowledgment has been provided to the Administrative Agent) in the aggregate, (ii) any Hazardous Discharge that imposes on any Credit Party a duty to report to a Governmental Authority or to pay cleanup costs or to take remedial action under any Environmental Law which could result in liability to the Credit Parties for fines, clean up and other remediation obligations or any other liability in excess of $5,000,000 (to the extent not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage in writing thereof and a copy of such acknowledgment has been provided to the Administrative Agent) in the aggregate, or (iii) the existence of any Lien on any property of the Credit Parties arising under any Environmental Law and securing any obligation to pay fines, clean up or other remediation costs or any other liability in excess of $5,000,000 in the aggregate.
     (f) Promptly upon receipt of same by any Credit Party, copies of all environmental consultants’ or engineers’ reports received by any Credit Party which would render the representations and warranties (or any of them) contained in Section 3.14 untrue or inaccurate in any respect.
     (g) In the event any notification is provided pursuant to paragraph (e) above or the Administrative Agent or any Lender otherwise learns of any event or condition under which any such notice would be required, then, upon written request of the Required Lenders, within 60 days following such request, a report by an environmental consulting firm reasonably acceptable to the Administrative Agent, stating that a review of such event, condition or circumstance has been undertaken (the scope of which shall be reasonably acceptable to the Administrative Agent) and detailing the findings, conclusions and recommendations of such consulting firm; the Borrower shall bear all expenses and costs associated with such review and updates thereof.
     (h) Promptly, but in no event later than five Business Days (if such Default continues to exist as of such fifth Business Day), following any Authorized Officer of any Credit Party becoming aware of the occurrence of any Default, a certificate of an Authorized Officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto.
     (i) Promptly, but in no event later than five Business Days (if such event or circumstance continues to exist as of such fifth Business Day) following an Authorized Officer of any Credit Party becoming aware of same, notice to the Administrative Agent of any event or circumstance that since the date hereof has had, or would reasonably be expected to have, a Material Adverse Effect.
     (j) Promptly following an Authorized Officer of any Credit Party becoming aware of same, notice of (i) all actions, suits or proceedings by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary, except actions, suits or proceedings which, if adversely determined, would not reasonably be expected to have a Material Adverse Effect, and (ii) the occurrence of any development with respect to any action, suit or proceeding previously disclosed to the Administrative Agent pursuant to this Agreement, where such developments would reasonably be expected to have a Material Adverse Effect.
     (k) Promptly after any request therefor, such additional information regarding the business, operations, assets, liabilities and financial position of the Borrower and the Credit Parties, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.
Reports and other information required to be delivered pursuant to paragraphs (a), (b) and (d) of this Section shall be deemed to have been delivered on the date on which such reports, or reports containing such information, shall have been posted by or on behalf of the Borrower on an Intralinks or similar site to which Lenders have been granted access or shall be publicly available on the SEC’s website.
     SECTION 5.02. Delivery of Reserve Reports. (a) On or prior to April 1 of each year, the Borrower shall furnish to the Administrative Agent (i) a Reserve Report evaluating, as of December 31 of the immediately preceding year, the Proved Mineral Interests attributable to the Oil and Gas Properties of the Credit Parties that are located in the United States and (ii) a Reserve Report evaluating, as of December 31 of the immediately preceding year, the Proved Mineral Interests attributable to the Oil and Gas Properties of the Credit Parties that are located in Canada, in each case prepared by an Approved Engineer and setting forth volumes, projections of the future rate of production, Hydrocarbon prices, escalation rates, discount rate assumptions, net proceeds of production, present value of the net proceeds of production, operating expenses and capital expenditures with respect thereto as of such date, in each case based upon reasonable economic assumptions, and certified by such Approved Engineer as having been prepared in accordance with the normal and customary methods and procedures used by such Approved Engineer for evaluating oil and gas reserves and in accordance in all material respects with the procedures used to prepare the corresponding prior Reserve Report most recently delivered pursuant hereto (or, prior to the first such delivery, the corresponding reserve report that is part of the Initial Reserve Report).
     (b) On or prior to September 1 of each year, commencing with September 1, 2009, the Borrower shall furnish to the Administrative Agent (i) a Reserve Report evaluating, as of June 30 of such year, the Proved Mineral Interests attributable to the Oil and Gas Properties of the Credit Parties that are located in the United States and (ii) a Reserve Report evaluating, as of June 30 of such year, the Proved Mineral Interests attributable to the Oil and Gas Properties of the Credit Parties that are located in Canada, in each case prepared by or under supervision of a reserve engineer employed by the Borrower of seniority reasonably acceptable to the Administrative Agent and setting forth volumes, projections of the future rate of production, Hydrocarbon prices, escalation rates, discount rate assumptions, net proceeds of production, present value of the net proceeds of production, operating expenses and capital expenditures with respect thereto as of such date, in each case based upon reasonable economic assumptions, and certified by such reserve engineer as having been prepared in accordance with the normal and customary methods and procedures used by such reserve engineer for evaluating oil and gas reserves and in accordance in all material respects with the procedures used to prepare the corresponding prior Reserve Report most recently delivered pursuant hereto (or, prior to the first such delivery, the corresponding reserve report that is part of the Initial Reserve Report).
     (c) If requested by the Required Lenders (which request may not be made more than once during any 12-month period), the Borrower shall furnish to the Administrative Agent and the Lenders, as soon as reasonably practicable after such request, (i) a Reserve Report evaluating, as of the date specified in such request, the Proved Mineral Interests attributable to the Oil and Gas Properties of the Credit Parties that are located in the United States and (ii) a Reserve Report evaluating, as of the date specified in such request, the Proved Mineral Interests attributable to the Oil and Gas Properties of the Credit Parties that are located in Canada, in each case prepared by or under supervision of a reserve engineer employed by the Borrower of seniority reasonably acceptable to the Administrative Agent and setting forth volumes, projections of the future rate of production, Hydrocarbon prices, escalation rates, discount rate assumptions, net proceeds of production, present value of the net proceeds of production, operating expenses and capital expenditures with respect thereto as of such date, in each case based upon reasonable economic assumptions, and certified by such reserve engineer as having been prepared in accordance with the normal and customary methods and procedures used by such reserve engineer for evaluating oil and gas reserves and in accordance in all material respects with the procedures used to prepare the Reserve Report most recently delivered prior thereto pursuant to paragraph (a) or (b) of this Section.
     (d) Concurrently with the delivery of any Reserve Reports pursuant to paragraph (a), (b) or (c) of this Section, the Borrower shall deliver to the Administrative Agent a certificate of an Authorized Officer of the Borrower, in form and substance reasonably acceptable to the Administrative Agent, certifying that (i) there are no statements or conclusions in any such Reserve Report that are based upon or include materially misleading information or fail to take into account material information regarding the matters reported thereon, (ii) subject to Immaterial Title Deficiencies and Permitted Encumbrances, the Credit Parties own good and defensible title to the Oil and Gas Properties evaluated in each such Reserve Report and such Oil and Gas Properties are free and clear of all Liens and (iii) the Oil and Gas Properties evaluated by such Reserve Reports that are Mortgaged Properties represent not less 75% of the Proved PV-10 Domestic Value as set forth in such Reserve Reports (together with reasonable detail in support thereof).
     SECTION 5.03. Nature of Business. The sole business of the Borrower and the Credit Parties shall be the acquisition, exploration, development and operation of Mineral Interests in the United States and Canada and the production, marketing, processing and transportation of Hydrocarbons therefrom and businesses reasonably related or complementary thereto (or to act as a holding company for any such Credit Party).
     SECTION 5.04. Maintenance of Existence; Oil and Gas Properties. (a) The Borrower shall, and shall cause each other Credit Party to, at all times (i) maintain its corporate, partnership or limited liability company existence in its state of incorporation or organization and (ii) maintain its good standing (if and when applicable in the jurisdiction in issue) and qualification to transact business in all jurisdictions where the failure to maintain good standing or qualification to transact business would reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any action permitted under Section 7.04 or 7.05.
     (b) The Borrower will, and will cause each other Credit Party to, in all material respects, promptly, (i) pay and discharge, or make commercially reasonable efforts to cause to be paid and discharged, when due all delay rentals, royalties and expenses accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties, provided that, in the case of delay rentals, a Credit Party shall only be required to pay and discharge, or make commercially reasonable efforts to pay and discharge, delay rentals as and to the extent such Credit Party determines in good faith that payment and discharge thereof is in its best interest, (ii) perform, or make reasonable and customary efforts to cause to be performed, the obligations of the Borrower or any other Credit Party required by each and all of the assignments, deeds, leases, subleases, contracts and agreements affecting its interests in its material Oil and Gas Properties and other material properties, and (iii) do all other things necessary to keep unimpaired, except for Permitted Encumbrances, its rights with respect to its material Oil and Gas Properties and other material properties and prevent any forfeiture thereof or a default thereunder, except to the extent a portion of such properties is no longer capable of producing Hydrocarbons in economically reasonable amounts, except for dispositions permitted by this Agreement or any other Loan Document and except when the failure to do so would not reasonably be expected to have a Material Adverse Effect.
     SECTION 5.05. Title Data. (a) On or prior to each delivery to the Administrative Agent of the Reserve Reports required to be delivered under any paragraph of Section 5.02, the Borrower shall deliver to the Administrative Agent (or shall provide to the Administrative Agent reasonable access to) opinions of counsel as to title to Oil and Gas Properties, or such other evidence of title for Oil and Gas Properties as shall be reasonably satisfactory to the Administrative Agent, that, together with such opinions and other evidence of title theretofore delivered or made available to the Administrative Agent, constitutes title information with respect to Oil and Gas Properties representing at least 75% of the Proved PV-10 Domestic Value, as set forth in such Reserve Reports.
     (b) Upon notice from the Administrative Agent to the Borrower that any material title defect or exception (other than Permitted Encumbrances and Immaterial Title Deficiencies) exists with respect to any Oil and Gas Properties for which title information was provided pursuant paragraph (a) of this Section, the Borrower shall use its commercially reasonable efforts to cure, as promptly as practicable, such title defect or exception. If such title defect or exception shall not have been cured within 90 days after the date of such notice (or such longer period thereafter as shall have been agreed to in writing by the Administrative Agent), and the Administrative Agent shall not have been provided with evidence reasonably satisfactory to it of such cure, then, (i) solely for purposes of Section 5.17(c), such Oil and Gas Property shall not be deemed to be an Oil and Gas Property of the Credit Parties and (ii) solely for purposes of Sections 6.03 and 6.04, the Proved PV-10 Value shall be deemed to exclude all amounts on account of Proved Mineral Interests attributable to such Oil and Gas Property, in each case until and unless such title defect or exception shall have been cured, and the Administrative Agent shall have been provided with evidence thereof reasonably satisfactory to it.
     SECTION 5.06. Books and Records; Right of Inspection. The Borrower will, and will cause each other Credit Party to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP and Governmental Rules are made of all dealings and transactions in relation to its business and activities. The Borrower will permit, and will cause each other Credit Party to permit, any officer, employee or agent of the Administrative Agent or of any Lender to visit and inspect any of the assets of any Credit Party, examine each Credit Party’s books of record and accounts, take copies and extracts thereof and therefrom, and discuss the affairs, finances and accounts of each Credit Party with such Credit Party’s officers, accountants and auditors, all upon prior written notice to the Borrower at such reasonable times during the Borrower’s or such Credit Party’s normal business hours (and in a manner so as, to the extent practicable, not to interfere with the normal business operations of the Borrower or such Credit Party) as the Administrative Agent or any Lender may reasonably request, and, subject to the immediately following sentence, at the expense of the Borrower; provided that, so long as no Event of Default shall have occurred and be continuing, the rights of the

Administrative Agent and the Lenders under this Section may only be exercised by the Administrative Agent. Except in the case of any visit, inspection or examination commenced after the occurrence and during the continuance of an Event of Default (or at a time when the Administrative Agent or any Lender requesting such visit, inspection or examination has a reasonable basis for believing that an Event of Default has occurred and is continuing), only one inspection in any calendar year shall be at the expense of the Borrower.
     SECTION 5.07. Maintenance of Insurance. The Borrower will, and will cause each other Credit Party to, at all times maintain or cause to be maintained insurance in such amounts (with no greater risk retention, other than self-insurance in respect of health and dental insurance) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations, including (a) workmen’s compensation insurance, (b) employer’s liability insurance, (c) comprehensive general public liability, (d) property damage, including insurance against losses customarily insured against as a result of damage by fire, lightning, hail, tornado, explosion and other similar risk, and (e) comprehensive automobile liability insurance. All loss payable clauses or provisions in all such policies of property damage maintained by the Loan Parties shall be endorsed in favor of the Administrative Agent, for the benefit of the Secured Parties, and the Administrative Agent, on behalf of the Secured Parties, shall have been named as a loss payee thereunder. All such liability policies maintained by the Loan Parties shall name the Administrative Agent and the Lenders as additional insureds thereunder. The Borrower hereby irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) as the Borrower’s true and lawful agent (and attorney-in-fact) for the purpose, after the occurrence and during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Collateral under policies of insurance, endorsing the name of the Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies and for making all determinations and decisions with respect thereto. It is understood that nothing in this Section shall affect the agreements of the Administrative Agent set forth in the Intercreditor Agreement.
     SECTION 5.08. Payment of Taxes and Claims. The Borrower will, and will cause each other Credit Party to, pay (a) all Taxes imposed upon it or any of its assets or with respect to any of its franchises, business, income or profits before any material penalty or interest accrues thereon and (b) all material claims (including claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or might become a Lien (other than a Permitted Encumbrance) on any of its assets; provided, however, that no payment of such Taxes or claims shall be required to the extent that (i) (A) the amount, applicability or validity thereof is currently being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and no material property of any Credit Party is subject to any pending levy or execution and (B) the Credit Parties, as and to the extent required in accordance with GAAP, shall have set aside on their books reserves (segregated to the extent required by GAAP) deemed by them to be adequate with respect thereto, or (ii) the failure to make payment pending such contest would not reasonably be expected to have a Material Adverse Effect or result in the seizure or levy of any material property of any Credit Party.
     SECTION 5.09. Compliance with Laws and Documents. The Borrower will, and will cause each other Credit Party to, comply with all Governmental Rules, their respective Organic

Documents and all Material Agreements to which any Credit Party is a party if a violation, alone or when combined with all other such violations, would reasonably be expected to have a Material Adverse Effect.
     SECTION 5.10. Operation of Properties and Equipment. (a) The Borrower will, and will cause each other Credit Party to, maintain, develop and operate (or use its commercially reasonable efforts to cause the operator to maintain and operate to the extent the operator is not a Credit Party) its Oil and Gas Properties in a good and workmanlike manner as and to the extent the Borrower or such Credit Party elects in its commercially reasonable discretion to maintain, develop and operate any such Oil and Gas Property, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.
     (b) Subject Section 7.05 and to exceptions as in the aggregate would not reasonably be expected to have a Material Adverse Effect, the Borrower will, and will cause each other Credit Party to, at all times maintain, preserve and keep all operating equipment used with respect to its Mineral Interests in proper repair, working order and condition (subject to ordinary wear and tear), and make all necessary or appropriate repairs, renewals, replacements, additions and improvements thereto so that, in the Borrower’s commercially reasonable judgment, the efficiency of such operating equipment shall at all times be properly preserved and maintained; provided that no item of operating equipment need be so repaired, renewed, replaced, added to or improved if the Borrower shall have in good faith determined that such action is not necessary or desirable for the continued efficient and profitable operation of the business of the Credit Parties.
     SECTION 5.11. Environmental Law Compliance. The Borrower will, and will cause each other Credit Party to, comply in all respects with all Environmental Laws, including, (a) all licensing, permitting, notification and similar requirements of Environmental Laws, and (b) all provisions of all Environmental Laws regarding storage, discharge, release, transportation, treatment and disposal of Hazardous Materials, if a violation, alone or when combined with all other such violations, would reasonably be expected to have a Material Adverse Effect. The Borrower will, and will cause each other Credit Party to, promptly pay and discharge when due all legal debts, claims, liabilities and obligations with respect to any clean-up or remediation measures necessary to comply with Environmental Laws; provided that such payment or discharge shall not be required to the extent that (i) (A) the amount, applicability or validity thereof is currently being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and no material property of any Credit Party is subject to any pending levy or execution and (B) the Credit Parties, as and to the extent required in accordance with GAAP, shall have set aside on their books reserves (segregated to the extent required by GAAP) deemed by them to be adequate with respect thereto, or (ii) the failure to make such payment or discharge would not reasonably be expected to have a Material Adverse Effect.
     SECTION 5.12. ERISA Reporting Requirements. The Borrower shall furnish, or cause to be furnished, to the Administrative Agent:
     (a) promptly, and in any event (i) within 30 days after an Authorized Officer of the Borrower or any ERISA Affiliate receives notice from any Governmental Authority of the commencement of an audit, investigation or similar proceeding with respect to a Plan and (ii) within 10 days after the Borrower or any ERISA Affiliate contacts the

Internal Revenue Service for the purpose of participation in a closing agreement or any voluntary resolution program with respect to a Plan, in each case, if the result of any such audit, investigation or similar proceeding or any such closing agreement or voluntary resolution would reasonably be expected to have a Material Adverse Effect, a written notice describing such event and describing what action is being taken or is proposed to be taken with respect thereto;
     (b) promptly and in any event within 30 days after the receipt by the Borrower of a written request therefor by a Lender, copies of any annual and other report with respect to a Plan filed by the Borrower or any ERISA Affiliate with the United States Department of Labor, the Internal Revenue Service or the PBGC;
     (c) notification within 30 days of the effective date thereof of any material increases in the benefits, or material change in the funding method, of any existing Plan, or the establishment of any material new Plans, or the commencement of material contributions to any Plan or a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which the Borrower or any ERISA Affiliate was not previously contributing; and
     (d) promptly after receipt of written notice of commencement thereof, notice of all (i) claims (other than routine claims for benefits) made by participants or beneficiaries with respect to any Plan and (ii) actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower or any ERISA Affiliate with respect to any Plan, except those which, in the aggregate, if adversely determined could not reasonably be expected to have a Material Adverse Effect.
     SECTION 5.13. Environmental Review. In connection with any acquisition by any Credit Party of Mineral Interests, other than an acquisition of additional interests in Mineral Interests in which a Credit Party previously held an interest, to the extent a Credit Party obtains or is provided the same, the Borrower shall, promptly following such Credit Party’s obtaining or being provided with the same, deliver to the Administrative Agent all environmental reports and results of environmental reviews (including Phase I environmental reports) of such Mineral Interests.
     SECTION 5.14. Casualty and Condemnation. The Borrower (a) will furnish to the Administrative Agent promptly, and in any event within 15 Business Days after an Authorized Officer of the Borrower becomes aware of the occurrence thereof, written notice of any Casualty Event and (b) will ensure that the Net Cash Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied as and to the extent required by Section 2.09(b).
     SECTION 5.15. Concerning Subsidiaries. If any Subsidiary is formed or acquired after the date hereof, or any Subsidiary becomes a Designated Credit Party or ceases to be an Inactive Subsidiary, the Borrower will, as promptly as practicable, and in any event within 30 days, notify the Administrative Agent thereof and, within such period (or such longer period thereafter as shall have been agreed to in writing by the Administrative Agent), cause the Collateral and

Guarantee Requirement to be satisfied with respect to such Subsidiary (if it is a Designated Credit Party) and with respect to any Equity Interests in or Indebtedness of such Subsidiary owned by any Loan Party. The Borrower will, as promptly as practicable, and in any event within 30 days, notify the Administrative Agent of any Subsidiary ceasing to be a Credit Party as a result of clause (e) of the definition of such term.
     SECTION 5.16. Information Regarding Collateral. The Borrower will furnish to the Administrative Agent promptly, and in any event within 30 days upon an Authorized Officer of the Borrower becoming aware of same, written notice of any change (a) in any Loan Party’s legal name or jurisdiction of organization, (b) in the location of any Loan Party’s chief executive office or its principal place of business, (c) in any Loan Party’s identity or corporate structure and (d) in any Loan Party’s organizational number issued to it in its jurisdiction of organization or, with respect to any Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a UCC financing statement, the Federal Taxpayer Identification Number of such Loan Party.
     SECTION 5.17. Further Assurances. (a) The Borrower will, and will cause each other Loan Party to, at the Borrower’s expense, cure promptly any defects in the execution and delivery of this Agreement and any other Loan Document to which any of them is a party. The Borrower, at its expense, will and will cause each other Loan Party to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times and otherwise to comply with or accomplish the covenants and agreements of the Borrower or any other Loan Party, in this Agreement and any other Loan Document, or to file any notices or obtain any consents, all as may be reasonably necessary or appropriate in connection therewith.
     (b) The Borrower agrees that it will, and will cause each Loan Party to, at the Borrower’s expense, execute any and all further documents, financing statements, agreements and instruments and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents) that may be required under any applicable law or which the Administrative Agent may reasonably request, to effect the transactions contemplated by the Security Documents, or to grant, preserve, protect or perfect the Liens created or intended to be created thereby or the validity or priority (subject only, with respect to priority, to Permitted Encumbrances) of any such Liens, all at the expense of the Loan Parties.
     (c) The Borrower shall at all times cause the requirement set forth in clause (d) of the definition of the term “Collateral and Guarantee Requirement” to be satisfied with respect to Oil and Gas Properties of the Credit Parties representing not less than 75% of the Proved PV-10 Domestic Value, as set forth in the most recent Reserve Report delivered pursuant hereto.
     (d) The Borrower agrees to provide to the Administrative Agent, from time to time upon reasonable request of the Administrative Agent, information that is in the possession of the Borrower or the Subsidiaries or otherwise reasonably obtainable by any of them, reasonably satisfactory to the Administrative Agent as to the perfection and priority (subject only, with respect to priority, to Permitted Encumbrances) of the Liens created or intended to be created by the Security Documents. The Security Documents shall remain in effect at all times unless otherwise released pursuant to the terms of this Agreement or any other Loan Document.
     (e) In connection with the foregoing, the Borrower hereby authorizes the Administrative Agent to file one or more financing statements or continuation statements, and amendments thereto, in such jurisdictions as are necessary or as the Administrative Agent, in its reasonable discretion, deems advisable to perfect, prepare, protect and maintain the Liens, and the priority thereof, created pursuant to the Security Documents relative to all or any part of the Collateral without the signature of the Borrower or any other Loan Party where permitted by law and describing the collateral using words such as “all personal property”, “all assets” or other words of similar import.
ARTICLE VI
Financial Covenants
     Until the Commitments shall have terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Administrative Agent and each Lender that:
     SECTION 6.01. Current Ratio. The Borrower will not permit, as of the end of any Fiscal Quarter, commencing with the Fiscal Quarter ending on September 30, 2008, the ratio of Consolidated Current Assets to Consolidated Current Liabilities to be less than 1.00 to 1.00.
     SECTION 6.02. Interest Coverage Ratio. The Borrower will not permit, as of the end of any Fiscal Quarter, commencing with the Fiscal Quarter ending on September 30, 2008, the ratio of Consolidated EBITDAX (for the period of four Fiscal Quarters ending on such date) to Consolidated Net Interest Expense (for the period of four Fiscal Quarters ending on such date) to be less than 2.25 to 1.00.
     SECTION 6.03. Total Debt Asset Coverage Ratio. The Borrower will not permit, as of the last day of any Fiscal Quarter, the ratio of (a) the sum of (i) the Proved PV-10 Value as of such day plus (ii) 50% of the BBEP Fair Market Value as of such day to (b) the Total Debt as of such day to be less than 1.50 to 1.00.
     SECTION 6.04. Total Secured Debt Asset Coverage Ratio. The Borrower will not permit, as of the last day of any Fiscal Quarter, the ratio of (a) the sum of (i) the Proved PV-10 Value as of such day plus (ii) 50% of the BBEP Fair Market Value as of such day to (b) the Total Secured Debt as of such day to be less than the ratio set forth below opposite the period that includes such day:

Period	Ratio
September 30, 2008 to September 30, 2010	2.00 to 1.00
December 31, 2010 and thereafter	2.25 to 1.00

ARTICLE VII
Negative Covenants
     Until the Commitments shall have terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Administrative Agent and each Lender that:
     SECTION 7.01. Indebtedness. The Borrower will not, nor will the Borrower permit any other Credit Party to, incur, assume or become or remain liable for any Indebtedness, other than:
     (a) the Term Obligations;
     (b) Guarantees incurred in compliance with Section 7.08;
     (c) Indebtedness created under any First Lien Credit Agreement, and Refinancing Indebtedness in respect thereof, in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $1,200,000,000 or (ii) 30% of Adjusted Consolidated Net Tangible Assets at such time; provided that (i) such Indebtedness shall be created under a single credit facility or a U.S. credit facility and a Canadian credit facility (whether documented under a single credit agreement or separate credit agreements), (ii) each such credit facility shall be revolving in nature and the availability of credit extensions thereunder shall be determined by reference to a “borrowing base”, which shall be determined in a manner substantially similar to the manner of the determination of the First Lien Global Borrowing Base and First Lien U.S. Borrowing Base as set forth in the First Lien Credit Agreements as of the date hereof or shall otherwise be a “borrowing base” that is based on Proved Mineral Interests and generally conforms to the market standard for borrowing base credit facilities of this type in the oil and gas industry provided by commercial banks or commercial finance companies and (iii) the aggregate principal amount of Indebtedness of the Credit Parties that are Foreign Subsidiaries permitted under this clause (c) shall not exceed $450,000,000 at any time outstanding (Indebtedness permitted under this clause (c), together with any First Lien Hedging Obligations, is referred to herein as “First Lien Permitted Indebtedness”);
     (d) Indebtedness of the Borrower or any other Credit Party to the Borrower or any other Credit Party; provided that (i) such Indebtedness shall not have been transferred (other than to a Credit Party), (ii) any such Indebtedness owing to any Loan Party shall, to the extent and as required by the Collateral and Guarantee Requirement, be evidenced by a promissory note that shall have been pledged to the Administrative Agent (or its agent or bailee) and (iii) any such Indebtedness of any Subsidiary that is not a Credit Party to any Loan Party shall be incurred in compliance with Section 7.08;
     (e) Indebtedness outstanding on the date hereof and set forth on Schedule 7.01, and any Refinancing Indebtedness in respect thereof;
     (f) Indebtedness of a Person which becomes a Credit Party after the date hereof; provided that (i) such Indebtedness existed at the time such Person became a Credit Party and was not created in anticipation thereof and (ii) immediately after giving effect to the acquisition of such Person by the Borrower or any other Credit Party, no Default or Event of Default shall have occurred and be continuing; and provided further that the aggregate principal amount of Indebtedness permitted by this clause (f), together with the aggregate principal amount of Indebtedness permitted by clause (j) below, shall not exceed $24,000,000 in the aggregate at any time outstanding;
     (g) Indebtedness consisting of performance bonds or surety or appeal bonds provided by the Borrower or any Credit Party in the ordinary course of business;
     (h) Non-Recourse Debt in an aggregate amount outstanding at any time not to exceed $5,000,000;
     (i) Hedging Obligations that are incurred in respect of Hedging Transactions permitted under Section 7.11;
     (j) Indebtedness incurred to finance the acquisition, construction or improvement of fixed or capital assets (including Capital Lease Obligations) secured by Liens permitted by clause (o) of the definition of the term “Permitted Encumbrances”; provided that the aggregate principal amount of Indebtedness permitted by this clause (j), together with the aggregate principal amount of Indebtedness permitted by clause (f) above, shall not exceed $24,000,000 in the aggregate at any time outstanding;
     (k) Indebtedness in an aggregate principal amount outstanding at any time not to exceed $48,000,000;
     (l) the Existing Convertible Debentures, and Refinancing Indebtedness in respect thereof, in an aggregate principal amount not to exceed $150,000,000 at any time outstanding;
     (m) the Existing Senior Notes, and Refinancing Indebtedness in respect thereof, in an aggregate principal amount not to exceed $475,000,000 at any time outstanding;
     (n) the Existing Subordinate Notes, and Refinancing Indebtedness in respect thereof, in an aggregate principal amount not to exceed $350,000,000 at any time outstanding;
     (o) Indebtedness associated with worker’s compensation claims, unemployment insurance laws or similar legislation incurred in the ordinary course of business;
     (p) Taxes, assessments or other governmental charges which are not yet due or are being contested in good faith in accordance with Section 5.08; and
     (q) other Indebtedness of the Borrower (provided that such Indebtedness (i) does not mature, and is not subject to mandatory repayment, prepayment, redemption, repurchase, defeasance or amortization (other than pursuant to customary asset sale or change in control provisions requiring redemption or repurchase only if and to the extent then permitted by this Agreement), in each case, prior to the date that is 180 days after the Maturity Date, (ii) is not secured, directly or indirectly, by any assets of the Borrower or any other Credit Party, (iii) is not exchangeable or convertible into Indebtedness of the Borrower or any other Credit Party (other than Indebtedness that would constitute Permitted Subordinated Indebtedness) and (iv) all the Net Cash Proceeds thereof are applied on the date of the incurrence thereof to prepay Loans as and to the extent required by Section 2.09(b); and provided further that such Indebtedness, and any Guarantees thereof, are subordinated to the Term Obligations pursuant to subordination provisions that are no less favorable in any material respect, when taken as a whole, to the Lenders than the subordination provisions of the Existing Senior Subordinated Notes (such Indebtedness permitted under this clause (q) is referred to as the “Permitted Subordinated Indebtedness”)) and any Refinancing Indebtedness in respect thereof.
For the avoidance of doubt, to the extent any Indebtedness is permitted by more than one clause of this Section, the Borrower may categorize all or any portion of such Indebtedness to any one or more of such clauses as it elects and, except as otherwise expressly provided above, in no event shall the same portion of any Indebtedness be deemed to utilize availability under more than one clause of this Section.
     SECTION 7.02. Restricted Payments. The Borrower will not, nor will the Borrower permit any other Credit Party to, directly or indirectly, declare or pay, or incur any obligation (contingent or otherwise) to declare or pay, any Restricted Payment; provided that:
     (a) any Person in which the Borrower directly or indirectly owns Equity Interests may make Restricted Payments to the Borrower and/or other Persons owning Equity Interests in such Person, so long as any such Restricted Payment is, in each case, made to the Borrower and/or such other Persons ratably in accordance with their Equity Interests of the same class or series therein;
     (b) so long as no Default or Event of Default has occurred and is continuing, the Borrower may repurchase shares of its common stock, par value $0.01 per share, for an aggregate consideration of not more than $24,000,000;
     (c) the Borrower may declare and pay dividends and make other distributions and payments with respect to its Equity Interests, in each case, payable solely in its Equity Interests;
     (d) the Borrower may purchase or otherwise acquire Equity Interests in any Subsidiary using additional shares of its Equity Interests;
     (e) the Borrower may (i) make repurchases or redemptions of its Equity Interests (A) in connection with the exercise of stock options or restricted stock awards if such Equity Interests represent all or a portion of the exercise price thereof or (B) deemed to occur upon the withholding of a portion of such Equity Interests issued to directors, officers or employees of the Borrower or any Subsidiary under any stock option plan or other benefit plan or agreement for directors, officers and employees of the Borrower and the Subsidiaries to cover withholding tax obligations of such Persons in respect of such issuance and (ii) make other Restricted Payments, not exceeding $2,500,000 in the aggregate for any Fiscal Year, pursuant to and in accordance with stock option plans or other benefit plans or agreements for directors, officers and employees of the Borrower and the Subsidiaries; and
     (f) the Borrower may redeem any share purchase rights issued pursuant to that certain Rights Agreement, dated as of March 11, 2003, between the Borrower and Mellon Investor Services LLC, as Rights Agent, or any share purchase rights issued pursuant to any successor rights agreement, in each case, in accordance with the terms of such Rights Agreement or such successor rights agreement and for consideration not to exceed $0.01 per any such right.
     SECTION 7.03. Liens. The Borrower will not, nor will the Borrower permit any other Credit Party to, create, assume or permit to exist any Lien on any of their respective properties, other than Permitted Encumbrances.
     SECTION 7.04. Consolidations and Mergers; Fundamental Changes. (a)   The Borrower will not, nor will the Borrower permit any other Credit Party to, consolidate or merge with or into any other Person; provided that, so long as at the time thereof no Default or Event of Default has occurred and is continuing or will result therefrom, (i) the Borrower may merge with any other Person so long as the Borrower is the surviving corporation in such merger, and (ii) any Credit Party (other than the Borrower) may merge or consolidate with any other Person so long as the surviving entity in such transaction is a Credit Party (and, if any party to such merger or consolidation is a Loan Party, such surviving entity is a Loan Party) or the Borrower.
     (b) The Borrower will cause each Subsidiary that is a Credit Party to be a Wholly-Owned Subsidiary and a direct Subsidiary of the Borrower or any other Credit Party (provided that, in the case of any such Subsidiary that is a Domestic Subsidiary, such other Credit Party shall also be a Domestic Subsidiary).
     (c) The Borrower will cause all Oil and Gas Properties located in the United States and owned, directly or indirectly, by the Borrower (other than any such Oil and Gas Properties owned directly by any MLP Subsidiary) to be owned directly by the Borrower or any other Loan Party.
     SECTION 7.05. Asset Dispositions; Sale/Leaseback Transactions. The Borrower will not, nor will the Borrower permit any other Credit Party to, sell, lease, transfer, abandon or otherwise dispose of any property, including any Equity Interest owned by it, other than:
     (a) transfers and other dispositions of cash and cash equivalents in the ordinary course of business;
     (b) sales, leases, transfers and other dispositions to the Borrower or any other Credit Party; provided that any such sales, lease, transfer or other disposition involving a Credit Party that is not a Loan Party shall be made in compliance with Sections 7.08 and 7.09; and
     (c) farmouts of undeveloped acreage and assignments in connection with such farmouts or the abandonment, farm-out, exchange, lease or sublease of Oil and Gas Properties not containing Proved Mineral Interests capable of being produced in material economic quantities and which are not included in the most recently delivered Reserve Report;
     (d) sales in the ordinary course of business of Hydrocarbons produced from the Mineral Interests of the Credit Parties;
     (e) sales, transfers and other dispositions of assets obtained as a result of mergers, consolidations or acquisitions permitted under this Agreement that are unrelated to the business of the Credit Parties;
     (f) sales, transfers and other dispositions of machinery or equipment that are obsolete, worn out or otherwise not necessary in the operation of the business of the Credit Parties or that, substantially concurrently, are replaced by machinery or equipment of comparable value and use;
     (g) sales, transfers and other dispositions to any MLP Subsidiary of (i) the Specified MLP Assets, on the terms set forth in the MLP Gathering and Processing Agreement and the MLP Omnibus Agreement, in each case as in effect on the date hereof, (ii) Midstream Assets acquired in the Acquisition and (iii) other Midstream Assets; provided that all sales, transfers and other dispositions made in reliance on this clause (g) shall be made for 100% cash consideration and, in the case of sales, transfers and other dispositions referred to in clause (ii) or (iii) above, shall be made in compliance with Section 7.09;
     (h) so long as no Event of Default shall have occurred and is continuing, sales, transfers, leases and other dispositions of assets that are not permitted by any other clause of this Section; provided that all sales, transfers, leases and other dispositions made in reliance on this clause (h) shall be made for fair value and at least 85% cash consideration; and
     (i) any Subsidiary (other than any Loan Party) may liquidate, dissolve or cease operations if the Borrower determines in good faith that such liquidation or cessation is in the best interests of the Borrower and is not materially disadvantageous to the Lenders;
provided, however, without limiting the foregoing, the Borrower will not, nor will the Borrower permit any other Credit Party to, (A) sell any Hydrocarbons under Advance Payment Contracts, except to the extent permitted under Section 7.15, (B) sell or securitize any of their accounts receivable (other than (1) sales of accounts receivable deemed in good faith by the Borrower to be doubtful or uncollectible, (2) discounts of accounts receivable granted to settle collection thereof and (3) sales of defaulted accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction), (C) sell any Production Payment or other term royalty or (D) enter into any Sale/Leaseback Transaction (other than with respect to equipment).
     SECTION 7.06. Amendments to Material Documents. The Borrower will not, nor will the Borrower permit any other Credit Party to, enter into or permit any amendment or other modification of, or waive any of its rights under, (a) its Organic Documents, (b) the definitive documentation for any First Lien Permitted Facility (including the First Lien Loan Documents),

(c) the Existing Notes Documents or (d) any other agreement or instrument governing or evidencing any Material Indebtedness, in each case, to the extent such amendment, modification or waiver could reasonably be expected (i) to materially impair the rights of or benefits available to the Lenders under any Loan Document in respect of any payment obligation of any Loan Party thereunder, or the ability of any Loan Party to perform any of its obligations under any Loan Document, or (ii) to otherwise be adverse in any material respect to the Lenders, giving effect to the rights of the Credit Parties hereunder (including the right to incur any Indebtedness permitted under Section 7.01 and any Liens permitted under Section 7.02).
     SECTION 7.07. Use of Proceeds. The proceeds of the Loans will not be used for any purposes other than for the purpose described in the introductory statement to this Agreement. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulation T, U or X.
     SECTION 7.08. Investments. The Borrower will not, nor will the Borrower permit any other Credit Party to, directly or indirectly, make or have outstanding any Investment in any other Person, other than Permitted Investments.
     SECTION 7.09. Transactions with Affiliates. The Borrower will not, nor will the Borrower permit any other Credit Party to, engage in any transaction with any Affiliate, except for (a) any Permitted Investments, (b) any Restricted Payment permitted by Section 7.02, (c) transactions between or among the Loan Parties, in each case not involving any other Person, (d) transactions between or among Credit Parties that are not Loan Parties, in each case not involving any other Person, and (e) transactions that are at prices and other material terms and conditions not materially less favorable to the Borrower or such Credit Party than those that could be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.
     SECTION 7.10. ERISA. Except in such instances where an action, omission or failure would not reasonably be expected to have a Material Adverse Effect, the Borrower will not, nor will the Borrower permit any other Credit Party to, (a) take any action or fail to take any action which would result in a violation of ERISA, the Code or other Governmental Rules applicable to the Plans sponsored, maintained or contributed to by the Borrower or any ERISA Affiliate, or (b) modify the term of, or the funding obligations or contribution requirements under any existing Plan, establish a new Plan, or become obligated or incur any liability under a Plan that is not sponsored, maintained or contributed to by the Borrower or any ERISA Affiliate as of the date hereof.
     SECTION 7.11. Hedging Transactions. (a) The Borrower will not, nor will the Borrower permit any other Credit Party to, enter into any Hedging Transactions, except (i) Hedging Transactions entered into to hedge or mitigate risks to which the Borrower or any other Credit Party has actual exposure (other than in respect of Equity Interests or Indebtedness of the Borrower or any other Credit Party), (ii) Hedging Transactions entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any Indebtedness or any other interest-bearing liability of the Borrower or any other Credit Party, (iii) Hedging Transactions entered into, other than for speculative reasons, in respect of one or more currencies and (iv) Oil and Gas Hedging Transactions.

     (b) The Borrower will not, nor will the Borrower permit any other Credit Party to, enter into any new Oil and Gas Hedging Transactions which would cause the volume of Hydrocarbons with respect to which a settlement payment is calculated under all Oil and Gas Hedging Transactions (including such new transactions) to which the Borrower and/or any other Credit Party is a party as of the date such Oil and Gas Hedging Transaction is entered into to exceed (i)(A) for the calendar year in which such new Oil and Gas Hedging Transaction is entered into (the “Initial Measurement Period”), 85% of the aggregate of the Borrower’s and the Subsidiaries’ anticipated production from Proved Mineral Interests for each of oil and gas (including natural gas liquids), calculated separately, (B) for the calendar year immediately following the end of the Initial Measurement Period (the “Second Measurement Period”), 80% of the aggregate of the Borrower’s and the Subsidiaries’ anticipated production from Proved Mineral Interests for each of oil and gas (including natural gas liquids), calculated separately, and (C) for the calendar year immediately following the end of the Second Measurement Period (the “Third Measurement Period”), 75% of the aggregate of the Borrower’s and the Subsidiaries’ anticipated production from Proved Mineral Interests for each of oil and gas (including natural gas liquids), calculated separately, plus, in each case, (ii) an amount not to exceed 100% of associated royalty owners’ oil, gas and/or natural gas liquids produced from the same wells, and which oil, gas and/or natural gas liquids the Borrower has the authority to market and sell, during the applicable measurement period; provided that the Borrower will not, nor will the Borrower permit any other Credit Party to, permit its production from Proved Producing Mineral Interests (whether or not included or reflected in the most recent Reserve Report delivered pursuant hereto) during the then current month to be less than the aggregate amount of production from Proved Producing Mineral Interests which are subject to Oil and Gas Hedging Transactions during such month; provided further that the Borrower will not, nor will the Borrower permit any other Credit Party to, enter into any Oil and Gas Hedging Transaction (A) except in the ordinary course of business (and not for speculative purposes) and (B) with a counterparty with a rating of its senior, unsecured, long-term indebtedness for borrowed money that is not guaranteed by any other Person or subject to any other credit enhancement of lower than “BBB-” or “Baa3” by S&P and Moody’s, respectively.
     SECTION 7.12. Fiscal Year. The Borrower will not, and the Borrower will not permit any other Credit Party to, change its fiscal year to end on a date other than December 31.
     SECTION 7.13. Certain Payments of Indebtedness. The Borrower will not, nor will the Borrower permit any other Credit Party to, directly or indirectly, (a) make any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of any Existing Notes, any Permitted Subordinated Indebtedness or any Refinancing Indebtedness in respect of any thereof, or any payment or other distribution (whether in cash, securities or other property) in respect of the purchase, repurchase, redemption or defeasance of principal of any Existing Notes, any Permitted Subordinated Indebtedness or any Refinancing Indebtedness in respect of any thereof, in each case, at any time prior to the scheduled maturity thereof, or (b) make any prepayment of interest on any Indebtedness prior to the time that such interest is due; provided, however, that (i) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower or any other Credit Party may, in connection with any refinancing of any Existing Notes or any Permitted Subordinated Indebtedness, or of any Refinancing Indebtedness in respect of any thereof, permitted by Section 7.01, prepay all or any portion of the principal of, and accrued interest and premiums, if any, on, any Existing

Notes, any Permitted Subordinated Indebtedness or any such Refinancing Indebtedness prior to the scheduled maturity thereof; (ii) the Borrower may repurchase any Existing Convertible Debentures with respect to which the holder thereof shall have exercised its right to require the Borrower to make such repurchase pursuant to Section 3.06 of the Existing Convertible Debentures Indenture, as in effect on the date hereof; and (iii) any Existing Notes, any Permitted Subordinated Indebtedness and any Refinancing Indebtedness in respect of any thereof may, prior to the scheduled maturity thereof, be paid, purchased, redeemed or otherwise acquired, in each case, in exchange for shares of common stock of the Borrower (and cash in lieu of fractional shares), and accrued interest and premiums, if any, thereon may be prepaid in connection therewith. Notwithstanding the foregoing, the provisions of this Section shall in no event or circumstance apply to or restrict any payment (whether in respect of a purchase, repurchase, redemption, defeasance, prepayment or otherwise) that the Borrower is obligated to make in respect of any Existing Senior Notes; provided, however, that, except for any actions permitted under clause (i) or (iii) above, the Borrower will not, nor will the Borrower permit any other Credit Party to, take any action, or omit to take any action, if, as the direct result of such action or omission, any Existing Senior Notes shall become due and payable prior to the scheduled maturity thereof.
     SECTION 7.14. Restrictive Agreements. The Borrower will not, nor will the Borrower permit any other Credit Party to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any other Loan Party to create, incur or permit to exist any Lien upon any of its assets to secure any Term Obligations or (b) the ability of any Credit Party to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to the Borrower or any other Credit Party or to Guarantee Indebtedness of the Borrower or any other Credit Party; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by any Loan Document, (B) restrictions and conditions imposed by any First Lien Loan Documents as in effect on the date hereof (or any successor definitive documentation for any First Lien Permitted Indebtedness, provided that the restrictions and conditions contained in any such successor definitive documentation are not materially less favorable to the Lenders, taken as a whole, than the restrictions and conditions imposed by the First Lien Loan Documents as in effect on the date hereof), (C) restrictions and conditions imposed by any definitive agreements governing or evidencing any of the Existing Notes as in effect on the date hereof (or any definitive agreement governing or evidencing any Refinancing Indebtedness in respect of any of the Existing Notes, provided that the restrictions and conditions contained in any such definitive agreements are not materially less favorable to the Lenders, taken as a whole, than the restrictions and conditions imposed by the definitive agreements governing or evidencing such Existing Notes as in effect on the date hereof) and (D) restrictions and conditions existing on the date hereof and identified on Schedule 7.14 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (ii) clause (a) of the foregoing shall not apply to customary provisions in leases and other agreements restricting the assignment thereof and (iii) clause (b) of the foregoing shall not apply to (A) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, or (B) restrictions and conditions imposed by agreements governing Indebtedness of any Subsidiary in existence at the time such Subsidiary became a Subsidiary and otherwise permitted under Section 7.01(f) (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), provided that such restrictions and conditions apply only to such Subsidiary.
     SECTION 7.15. Gas Balancing Agreements and Advance Payments Contracts. The Borrower will not (a) permit to exist any Material Gas Imbalance or (b) permit the aggregate amount of the Advance Payments received by the Credit Parties under the Advance Payment Contracts which have not been satisfied by delivery of production at any time to exceed $300,000.
ARTICLE VIII
Events of Default
     SECTION 8.01. Listing of Events of Default. Each of the following events or occurrences described in this Section shall constitute an “Event of Default”:
     (a) the Borrower shall fail to pay when due any principal of any Loan;
     (b) the Borrower shall fail to pay when due accrued interest on any Loan or any fees or any other amount payable hereunder, and such failure shall continue for a period of five days following the due date thereof;
     (c) the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.01(h), 5.01(i), 5.01(j) or 5.04(a) (with respect to the existence of the Borrower) or in Article VI or VII;
     (d) any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement or any other Loan Document (other than those referenced in clause (a), (b) or (c) above) and such failure continues for a period of 30 days after the earlier of (i)  the date any Authorized Officer of any Loan Party acquires knowledge of such failure or (ii)  written notice of such failure has been given to any Loan Party by Administrative Agent or any Lender;
     (e) any representation, warranty, certification or statement made or deemed to have been made by any Loan Party in this Agreement or any other Loan Document, or any certificate, financial statement or other document delivered pursuant to this Agreement or any other Loan Document, shall prove to have been incorrect in any material respect when made or deemed made;
     (f) (i) any Credit Party shall fail to make one or more payments when due on any Material Indebtedness of such Person, which failure continues uncured or unwaived; (ii) any event or condition shall occur and be continuing that results in any Material Indebtedness (other than any First Lien Permitted Indebtedness) becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedging Agreement, the applicable counterparty, to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or, in the case of any Hedging Agreement, to cause the termination thereof; or (iii) any event or condition shall occur and be continuing that (A) results in any First Lien Permitted Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits the holder or holders of any such First Lien Permitted Indebtedness or any agent on its or their behalf, to cause First Lien Permitted Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided, however, that, in the case of this clause (iii)(B), the occurrence of any “Event of Default” (however denominated) under and as defined in any First Lien Credit Agreement or any other definitive agreement governing or evidencing any First Lien Permitted Indebtedness (a “First Lien Event of Default”) shall constitute an Event of Default under this clause (f) only after a period 45 days has elapsed since the earlier of (1) notice of such First Lien Event of Default from the administrative agent or any lender under such First Lien Credit Agreement or other definitive agreement to the Borrower or any other Credit Party and (2) the date an Authorized Officer of the Borrower or any other Credit Party acquires knowledge of such First Lien Event of Default; provided further that clauses (ii) and (iii) above shall not apply to (x) secured Indebtedness becoming due as a result of the voluntary sale or transfer of the assets securing such Indebtedness, or the occurrence of any other event or condition (other than an “event of default”, however denominated) that requires a prepayment or a redemption of, or the making of an offer to prepay or redeem, any Indebtedness pursuant to the terms of the definitive documentation governing or evidencing such Indebtedness as in effect prior to the occurrence of such event or condition, or (y) any Indebtedness becoming due as a result of a refinancing thereof permitted under Section 7.01;
     (g) any Credit Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Governmental Rule now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due or shall admit in writing its inability to pay its debts as they become due or shall admit to any of the circumstances, facts or events in this clause (g) or clause (h) below, or shall take any corporate, partnership or limited liability company action to authorize any of the foregoing;
     (h) an involuntary case or other proceeding shall be commenced against any Credit Party seeking liquidation, reorganization, dissolution, winding up, or other similar relief (including re-composition or readjustment) with respect to it or its debts under any bankruptcy, insolvency or other similar Governmental Rule now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed for a period of 60 consecutive days; or an order for relief shall be entered against any Credit Party under the Federal Bankruptcy Code as now or hereafter in effect;

     (i) one or more final judgments or orders (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage and a copy of such acknowledgement has been delivered to the Administrative Agent) for the payment of money aggregating in excess of $16,500,000 shall be rendered against any Credit Party and such judgment or order shall continue unsatisfied or unstayed for a period of 60 consecutive days, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Credit Party to enforce any such judgment;
     (j) any event occurs with respect to any Plan or Plans pursuant to which (i) any Credit Party and/or any ERISA Affiliate incur a liability due and owing at the time of such event, without existing funding therefor, for benefit payments under such Plan or Plans in excess of $16,500,000; or (ii) any Credit Party, any ERISA Affiliate, or any other “party-in-interest” or “disqualified person,” as such terms are defined in section 3(14) of ERISA and section 4975(e)(2) of the Code, shall engage in transactions which in the aggregate would reasonably be likely to result in a direct or indirect liability to any Credit Party or any ERISA Affiliate in excess of $16,500,000 under section 409 or 502 of ERISA or section 4975 of the Code;
     (k) this Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by any Loan Party, or any Loan Party shall deny that it has any further liability or obligation under any of the Loan Documents to which it is a party, or any Lien created by the Loan Documents shall for any reason (other than the release thereof in accordance with the Loan Documents) cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien upon any of the Collateral purported to be covered thereby;
     (l) a Change of Control shall occur; or
     (m) any Guarantee under the Subsidiary Guarantee Agreement is for any reason (other than a release in accordance with the Loan Documents) partially or wholly revoked or invalidated, or otherwise ceases to be in full force and effect in any material respect, or any Subsidiary Guarantor or any other Loan Party contests in any manner the validity or enforceability thereof or denies that such Subsidiary Guarantor has any further liability or obligation thereunder.
     SECTION 8.02. Action if Bankruptcy. If any of the Events of Default specified in Section 8.01(g) or 8.01(h) shall occur, then without any notice to any Loan Party or any other act by the Administrative Agent or Lenders, the principal amount of all outstanding Loans and all other Term Obligations hereunder shall automatically be and become immediately due and payable, without demand, protest or presentment or notice of any kind, all of which are hereby expressly waived by the Borrower and the Subsidiaries. Without limiting the foregoing, the Administrative Agent and the Lenders shall be entitled to exercise any and all other remedies available to them under the Loan Documents and applicable law.
     SECTION 8.03. Action if Other Event of Default. If any of the Events of Default (other than any Event of Default specified in Section 8.01(g) or 8.01(h)) shall occur for any reason,

whether voluntary or involuntary, and be continuing, the Required Lenders may, by notice to the Borrower, declare all of the outstanding principal amount of the Loans and all other Term Obligations hereunder to be due and payable, whereupon the full unpaid amount of such Loans and other obligations shall be and become immediately due and payable, without demand, protest or presentment or notice of any kind, all of which are hereby waived by the Borrower and the Subsidiaries. Without limiting the foregoing, the Administrative Agent and the Lenders shall be entitled to exercise any and all other remedies available to them under the Loan Documents and applicable law.
ARTICLE IX
Administrative Agent
     Each of the Lenders hereby irrevocably appoints Credit Suisse to serve as administrative agent and collateral agent under the Loan Documents, and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and, except as expressly set forth in this Article, none of the Borrower or any other Loan Party shall have any rights as a third party beneficiary of any such provisions.
     The Person serving as the Administrative Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Administrative Agent is required to exercise following its receipt of written instructions from the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02); provided that the Administrative Agent shall not be required to take any action that, in its opinion, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Related Parties in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct (IT BEING UNDERSTOOD THAT IT IS THE INTENTION OF THE PARTIES HERETO THAT THE ADMINISTRATIVE AGENT BE INDEMNIFIED IN THE CASE OF ITS OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE), REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.
     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person or otherwise authenticated by the proper Person (including, if applicable, an Authorized Officer or a Financial Officer of such Person). The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (including, if applicable, an Authorized Officer or a Financial Officer of such Person), and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     The Administrative Agent may perform any and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as an Administrative Agent.
     Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (unless an Event of Default has occurred and is continuing), not to be unreasonably withheld, delayed or conditioned, to appoint a successor. If no successor shall have been so appointed by the Required Lenders, with such consent of the

Borrower if so required, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, with the consent of the Borrower (unless an Event of Default has occurred and is continuing), not to be unreasonably withheld, delayed or conditioned, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a commercial bank organized under the laws of the United States having combined capital and surplus of at least $100,000,000, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (other than under Section 10.12) and under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
     Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Arranger, any Persons designated on the cover page of this Agreement as a Syndication Agent or any other Lender, or any Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any Persons designated on the cover page of this Agreement as a Syndication Agent or any other Lender, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     Each Lender, by delivering its signature page to this Agreement and funding its Loans on the date hereof, or delivering its signature page to an Assignment and Acceptance pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the date hereof.
     No Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Term Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Term Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Term Obligations provided under the Loan Documents, to have agreed to the foregoing provisions.
     Notwithstanding anything herein to the contrary, neither the Arranger nor any Person named on the cover page of this Agreement as a Syndication Agent shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender), but all such Persons shall have the benefit of the indemnities provided for hereunder.
ARTICLE X
Miscellaneous
     SECTION 10.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
(i)	if to the Borrower, to:
Quicksilver Resources Inc.
777 West Rosedale Street, Suite 300
Fort Worth, Texas 76104
Attention: MarLu Hiller
Telephone: (817) 665-4860
Facsimile: (817) 665-5016
Email: mhiller@qrinc.com
(ii)	if to the Administrative Agent, to: Credit Suisse Eleven Madison Avenue New York, NY 10010 Attention: Agency Group Facsimile: (212) 322-2291 Email: agency.loanops@credit-suisse.com
(iii)	if to any Lender, to it at its address (or facsimile number) provided to the Administrative Agent and the Borrower or as set forth in its Administrative Questionnaire.
     (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including email and Internet and intranet websites)

pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided further that approval of such procedures may be limited to particular notices or communications.
     (c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by written notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by facsimile or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section or in accordance with the latest unrevoked direction from such party given in accordance with this Section.
     SECTION 10.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.
     (b) None of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders, or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the relevant Loan Parties thereto and the Required Lenders or by the relevant Loan Parties thereto and the Administrative Agent with the consent of the Required Lenders; provided that (i) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; and (ii) no such agreement may (A) increase the Commitment of any Lender without the written consent of such Lender, (B) reduce, or otherwise release the Borrower from its obligation to pay, the principal amount of any Loan or reduce the rate of interest thereon, or reduce any prepayment fees payable hereunder, without the written consent of each Lender affected thereby, (C) postpone the scheduled maturity date of any Loan, or the date of any scheduled payment of the principal amount of any Loan under Section 2.08, or the scheduled date of payment of any interest thereon or of any fees payable under Section 2.07(a) or any prepayment fees payable under Section 2.09(a), or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender affected thereby, (D) change Section 2.17(a) or 2.17(b) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (E) change any of the provisions of this Section or the percentage set forth in the definition of the term “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights of the Lenders thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (F) except as expressly provided in Section 10.17 or the Intercreditor Agreement, release all or substantially all the value of the Guarantees under the Subsidiary Guarantee Agreement, or limit liability in respect of such Guarantees in a manner that foregoes all or substantially all the value of such Guarantees, without the written consent of each Lender, or (G) except as expressly provided in Section 10.17 or the Intercreditor Agreement, release all or substantially all of the Collateral from the Liens of the Security Documents, without the written consent of each Lender; provided further that no such agreement shall amend, waive, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent.
     SECTION 10.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all legal, printing, recording, syndication, travel, advertising and other reasonable and substantiated out-of-pocket expenses incurred by the Administrative Agent and the Arrangers, including the reasonable and substantiated fees, charges and disbursements of one outside counsel and of local and special counsel for the Administrative Agent and the Arrangers, in connection with the syndication of the credit facility provided for herein, the preparation, execution, delivery and administration of this Agreement, the other Loan Documents and each other document or instrument relevant to this Agreement or any other Loan Document and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) the filing, recording, refiling or rerecording of the Mortgages and any other Security Documents and/or any Uniform Commercial Code financing statements relating thereto and all amendments, supplements and modifications to, and all releases and terminations of, any thereof and any and all other documents or instruments of further assurance required to be filed or recorded or refiled or rerecorded by the terms hereof or of any Mortgage or any other Security Document, and (iii) all reasonable and substantiated out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, reasonably incurred in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such reasonable and substantiated out-of-pocket expenses reasonably incurred during any workout, restructuring or negotiations in respect of such Loans.
     (b) EXCEPT TO THE EXTENT REIMBURSEMENT OF EXPENSES IS LIMITED BY SECTION 10.03(A) TO REIMBURSEMENT OF EXPENSES OF ONLY

CERTAIN PARTIES, THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT (AND ANY SUB-AGENT THEREOF), EACH ARRANGER AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE REASONABLE OUT-OF-POCKET FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF ANY LOAN DOCUMENT OR ANY OTHER AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE PERFORMANCE BY THE PARTIES TO THE LOAN DOCUMENTS OF THEIR RESPECTIVE OBLIGATIONS THEREUNDER OR THE CONSUMMATION OF THE FINANCING TRANSACTIONS OR ANY OTHER TRANSACTIONS CONTEMPLATED HEREBY, (II) ANY LOAN OR THE USE OF THE PROCEEDS THEREFROM, (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY CURRENTLY OR FORMERLY OWNED OR OPERATED BY THE BORROWER OR ANY OF THE SUBSIDIARIES, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF THE SUBSIDIARIES, OR (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND WHETHER INITIATED AGAINST OR BY ANY PARTY TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, ANY AFFILIATE OF ANY OF THE FOREGOING OR ANY THIRD PARTY (AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO); PROVIDED THAT SUCH INDEMNITY AND RELEASE SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES (A) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE (IT BEING UNDERSTOOD THAT IT IS THE INTENTION OF THE PARTIES HERETO THAT EACH OF THE INDEMNITEES BE INDEMNIFIED IN THE CASE OF ITS OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE), REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL), (B) EXCEPT WHERE SUCH INDEMNITEE IS THE ADMINISTRATIVE AGENT (OR ANY SUB-AGENT THEREOF) OR A RELATED PARTY THEREOF, RELATE TO CLAIMS BETWEEN OR AMONG THE LENDERS OR ANY OF THEIR AFFILIATES, SHAREHOLDERS, PARTNERS OR MEMBERS (OTHER THAN ANY SUCH CLAIMS ARISING FROM A BREACH BY ANY LOAN PARTY OF ITS OBLIGATIONS UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT) OR (C) EXCEPT WHERE SUCH INDEMNITEE IS THE ADMINISTRATIVE AGENT (OR ANY SUB-AGENT THEREOF) OR A RELATED PARTY THEREOF, ARE IN RESPECT OF ANY PROPERTY FOR ANY OCCURRENCE ARISING FROM THE ACTS OR OMISSIONS OF ANY LENDER

DURING THE PERIOD AFTER WHICH SUCH PERSON, ITS SUCCESSORS OR ASSIGNS SHALL HAVE OBTAINED POSSESSION OF SUCH PROPERTY (WHETHER BY FORECLOSURE OR DEED IN LIEU OF FORECLOSURE, AS MORTGAGEE-IN-POSSESSION OR OTHERWISE).
     (c) To the extent that the Borrower fails to pay any amount required to be paid by the Borrower to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing under paragraph (a) or (b) of this Section (and without limiting its obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or such sub-agent) in its capacity as such, or against any Related party of any of the foregoing in connection with such capacity. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum (without duplication) of the total Loans at the time.
     (d) To the extent permitted by applicable law, no party hereto shall assert, or permit any of its Related Parties to assert, and each party hereby waives, any claim against any other party (i) for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems (including the internet) or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.
     (e) All amounts due under this Section shall be payable not later than 30 days after written demand is received by Borrower therefor.
     SECTION 10.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in this Section), the Arrangers and, to the extent expressly contemplated hereby, the Related Parties of any of the Administrative Agent, the Arrangers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), with notice to the Borrower (failure to provide or delay in providing such notice shall not invalidate such assignment) and the prior written consent of the Administrative Agent (not to be unreasonably withheld, delayed or conditioned); provided, however, that no consent of the Administrative Agent shall be required in the case of an assignment of a Lender to any other Lender, an Affiliate of a Lender or a Related Fund of a Lender; and provided further that (i) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of, and not less than, $1,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment or Loans); provided that simultaneous assignments by two or more Related Funds shall be combined for purposes of determining whether the minimum assignment requirement is met; (ii) the parties to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, and, in each case, shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), and (iii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws) and all applicable tax forms. Upon acceptance and recording pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance, (1) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and (2) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.03, as well as to any fees accrued for its account and not yet paid, and be subject to the terms of Section 10.12). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.
     (c) The Administrative Agent shall maintain at one of its offices in New York a copy of each Assignment and Acceptance delivered to it and records of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement and the other Loan Documents, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and, as to entries pertaining to it, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

     (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and promptly record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
     (e) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 10.02(b) that affects such Participant or requires the approval of all the Lenders. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Sections 10.08 and 10.12 as though it were a Lender; provided such Participant agrees to be subject to Section 2.16(b) as though it were a Lender.
     (f) A Participant shall not be entitled to receive any greater payment under Sections 2.14, 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.
     (g) Any Lender may, without consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest on all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or, in the case of a Lender organized in a jurisdiction outside of the United States, a comparable Governmental Authority, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

     SECTION 10.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Arranger or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Section 2.14, 2.15, 2.16, 10.03 and 10.12 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.
     SECTION 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (but do not supersede any provisions of the Engagement Letter or any separate letter agreements with respect to fees payable to the Administrative Agent that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect). Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile (or other customary electronic transmission acceptable to the Administrative Agent) shall be effective as delivery of a manually executed counterpart of this Agreement.
     SECTION 10.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     SECTION 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each of the Administrative Agent, the Lenders and their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of, the Borrower or any other Loan Party against any and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided, however, that any such set-off and application shall be subject to the provisions of Section 2.17 and the Intercreditor Agreement. As security for such obligations, the Borrower hereby grants to the Administrative Agent and each Lender a continuing security interest in any and all balances, credits, deposits, accounts or moneys of the Borrower and the other Loan Parties then or thereafter maintained with the Administrative Agent and such Lenders. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
     SECTION 10.09. GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS. (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     (b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

     (d) EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.01. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY OF THE PARTIES HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW; PROVIDED THAT NOTICE OF THE USE OF ANY SUCH ALTERNATIVE MEANS OF SERVICE SHALL BE PROVIDED TO EACH AFFECTED PARTY IN THE MANNER PROVIDED IN SECTION 10.01.
     SECTION 10.10. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     SECTION 10.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel, petroleum engineers or consultants and other agents and advisors, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to the Borrower or any other Subsidiary and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any Affiliate of any of the foregoing on a nonconfidential basis from a source other than the Borrower or any Subsidiary. For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or its businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     SECTION 10.13. Interest Rate Limitation. (a) Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Highest Lawful Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Highest Lawful Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Highest Lawful Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
     (b) For purposes of Chapter 303 of the Texas Finance Code, as amended, to the extent applicable, the Borrower agrees that the Highest Lawful Rate shall be the “indicated (weekly) rate ceiling” as defined in such Chapter; provided that each Lender and the Administrative Agent may also rely, to the extent permitted by applicable law, on alternative maximum rates of interest under other laws applicable to such Lender or the Administrative Agent, if greater.
     SECTION 10.14. PATRIOT Act Notice. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and each other Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Borrower and each other Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and each other Loan Party in accordance with the PATRIOT Act.
     SECTION 10.15. No Fiduciary Relationship. The Borrower, on behalf of itself and the Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, the Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

     SECTION 10.16. Intercreditor Agreement. The Lenders acknowledge that obligations of the Borrower and the Subsidiaries under the First Lien Permitted Indebtedness and the Existing Senior Notes Documents, and certain obligations related thereto, will be secured by Liens on assets of the Borrower and the Subsidiaries that constitute Collateral. At the request of the Borrower, the Administrative Agent shall enter into the Intercreditor Agreement establishing the relative rights of the Secured Parties and of the secured parties under the First Lien Permitted Facilities with respect to the Collateral. Each Lender hereby irrevocably (a) consents to the subordination of Liens provided for under the Intercreditor Agreement, (b) authorizes and directs the Administrative Agent to execute and deliver the Intercreditor Agreement and any documents relating thereto, in each case, on behalf of such Lender and without any further consent, authorization or other action by such Lender, (c) agrees that, upon the execution and delivery thereof, such Lender will be bound by the provisions of the Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of the Intercreditor Agreement and (d) agrees that no Lender shall have any right of action whatsoever against the Administrative Agent as a result of any action taken by the Administrative Agent pursuant to this Section or in accordance with the terms of the Intercreditor Agreement. Each Lender hereby further irrevocably authorizes and directs the Administrative Agent to enter into such amendments, supplements or other modifications to the Intercreditor Agreement as are contemplated by Section 7.02 thereof in connection with any extension, renewal, refinancing or replacement of any First Lien Credit Agreement or any refinancing, in part but not in whole, of the Term Obligations, in each case, on behalf of such Lender and without any further consent, authorization or other action by such Lender. The Administrative Agent shall have the benefit of the provisions of Article IX with respect to all actions taken by it pursuant to this Section or in accordance with the terms of the Intercreditor Agreement to the full extent thereof.
     SECTION 10.17. Release of Liens and Guarantees. Upon any sale or other transfer by any Loan Party (other than to the Borrower or any other Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interests created under any Security Document in any Collateral pursuant to Section 10.02, the security interests in such Collateral created by the Security Documents shall be automatically released; provided, in each case, that the security interests in such Collateral created by the First Lien Loan Documents or any successor definitive documentation for the First Lien Permitted Facilities shall have been, or shall concurrently therewith, be released. A Subsidiary that is a Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary shall be automatically released, upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary ceases to be a Subsidiary; provided that, (a) if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise; and (b) such Subsidiary shall have been, or shall concurrently therewith, be released from its obligations under the First Lien Loan Documents and any successor definitive documentation for the First Lien Permitted Facilities, and all security interests created by the First Lien Loan Documents and such other definitive documentation in Collateral owned by such Subsidiary shall have been, or shall concurrently therewith, be released. In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.
     SECTION 10.18. Waiver of Consumer Credit Laws. Pursuant to Chapter 346 of the Texas Finance Code, as amended, the Borrower agrees that such Chapter 346 shall not govern or in any manner apply to the Loans.
     SECTION 10.19. Status of Term Obligations. (a) The Borrower represents, warrants and agrees that, so long as the Lenders are at all times banks or other institutional lenders, the Term Obligations will at all times constitute “Bank Indebtedness” under, and as defined in, each of the Existing Senior Notes Indenture and the Existing Subordinated Notes Indenture.
     (b) The Loans and other Term Obligations are hereby designated as “Senior Indebtedness” for purposes of each Existing Notes Indenture and as “Designated Senior Indebtedness” for purposes of the Existing Convertible Debentures Indenture and the Existing Subordinated Notes Indenture. In the event that the Borrower or any other Loan Party shall at any time issue or have outstanding any other Indebtedness that, by its terms, is subordinated in right of payment to any other Indebtedness, the Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Term Obligations to constitute senior indebtedness (however denominated) in respect of such subordinated Indebtedness and to enable the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Term Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” for purposes of each indenture or other agreement or instrument under which such other subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such subordinated Indebtedness.
     SECTION 10.20. NO ORAL AGREEMENTS. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
[Signatures begin on the following page]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

QUICKSILVER RESOURCES INC.,
by

/s/ Philip Cook
	Name:	Philip W. Cook
	Title:	Senior Vice President–Chief Financial Officer

CREDIT SUISSE, Cayman Islands Branch, individually and as Administrative Agent, by

/s/ Vanessa Gomez
	Name:	Vanessa Gomez
	Title:	Director

by

/s/ Nupur Kumar
	Name:	Nupur Kumar
	Title:	Associate

SIGNATURE PAGE TO THE CREDIT AGREEMENT
DATED AS OF AUGUST 8, 2008 OF QUICKSILVER RESOURCES INC.

JPMORGAN CHASE BANK, N.A.,
by

/s/ Wm. Mark Cranmer
	Name:	Wm. Mark Cranmer
	Title:	Senior Vice President